Filed pursuant to Rule 424(b)(5)
Registration No. 333-290953

PROSPECTUS SUPPLEMENT

(To Prospectus dated December 23, 2025)

Aurelion Inc.

Up to US$500,000,000 of Class A Ordinary Shares

We have entered into a sales agreement, dated January 7, 2026 (the “Sales Agreement”), with Cantor Fitzgerald & Co. (“Cantor”), Yorkville Securities, LLC (“Yorkville Securities”), Canaccord Genuity LLC (“Canaccord”), and Cohen & Company Capital Markets, a division of Cohen & Company Securities, LLC (“Cohen & Company”) (each an “Agent” and collectively, the “Agents”), relating to the sale of our Class A Ordinary Shares offered by this prospectus supplement and the accompanying prospectus. In accordance with the terms of the Sales Agreement, we may offer Class A ordinary shares, par value of $0.000625 per share (the “Class A Ordinary Shares”), from time to time through or to the Agents, acting as sales agents or principals, having an aggregate offering price of up to US$500,000,000.

Our Class A Ordinary Shares are listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “AURE.” On January 7, 2026, the last reported sales price of our Class A Ordinary Shares was US$0.29 per share.

Sales of our Class A Ordinary Shares, pursuant to this prospectus supplement and the accompanying prospectus will be made by any method permitted by law deemed to be an “at the market offering” as defined in Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”). Subject to the terms of the Sales Agreement, the Agents will make all sales using commercially reasonable efforts consistent with their normal sales and trading practices on terms mutually agreed upon between the Agents and us. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

Each Agent will be entitled to compensation at a commission rate equal to up to 3.0% of the gross proceeds from each sale of our Class A Ordinary Shares sold through it pursuant to the Sales Agreement. See “Plan of Distribution” beginning on page S-10 for additional information regarding the compensation to be paid to Agents. In connection with the sale of the Class A Ordinary Shares on our behalf, the Agents will each be deemed to be an “underwriter” within the meaning of the Securities Act and the compensation of the Agents will be deemed to be underwriting commissions or discounts. We have also agreed to provide indemnification and contribution to the Agents with respect to certain liabilities, including liabilities under the Securities Act.

We are both an “emerging growth company” and a “foreign private issuer” as defined under the U.S. federal securities laws and, as such, may elect to comply with certain reduced public company disclosure and reporting requirements.

Investing in our securities involves a high degree of risk. Before making an investment decision, please read the information under the heading “Risk Factors” beginning on page S-6 of this prospectus supplement, “Risk Factors” beginning on page 12 of the accompanying prospectus, and in the documents incorporated by reference herein, before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Cantor	Yorkville Securities	Canaccord Genuity	Cohen & Company Capital Markets

The date of this prospectus supplement is January 8, 2026.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part, the prospectus supplement, including the documents incorporated by reference therein, describes the specific terms of this offering and certain matters relating to us. The second part, the accompanying prospectus, including the documents incorporated by reference therein, provides more general information, some of which may not apply to this offering. The accompanying prospectus was filed as part of a registration statement on Form F-3 with the Securities and Exchange Commission (the “SEC”), on October 20, 2025, as amended on December 19, 2025, as part of a “shelf” registration process. Under the shelf registration process, we may sell our ordinary shares in one or more offerings. Generally, when we refer to this prospectus supplement, we are referring to both parts of this document combined. We urge you to read carefully this prospectus supplement, the accompanying prospectus, the information incorporated by reference herein and therein, and any free writing prospectus that we authorize to be distributed to you before buying our ordinary shares being offered under this prospectus supplement. This prospectus supplement may supplement, update or change information contained in the accompanying prospectus. To the extent that any statement that we make in this prospectus supplement is inconsistent with statements made in the accompanying prospectus or any documents incorporated by reference therein, the statements made in this prospectus supplement will be deemed to modify or supersede those made in the accompanying prospectus and such documents incorporated by reference therein.

Neither we nor the Agents have authorized anyone to provide you with information that is different from that contained in or incorporated by reference into this prospectus supplement or the accompanying prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement. We are not, and the Agents are not, making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information provided by this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein or therein is accurate as of any date other than the respective dates of such documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

Before you invest in our Class A Ordinary Shares, you should carefully read the registration statement described in the accompanying prospectus (including the exhibits thereto) of which this prospectus supplement and the accompanying prospectus form a part, as well as this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein. The documents incorporated by reference into this prospectus supplement are described under “Incorporation of Certain Information By Reference.”

Except as expressly stated or the context otherwise requires, the terms “the Company,” “the registrant,” “our company,” “the company,” “we,” “us,” “our” and “ours” refer to Aurelion Inc. and “$,” “US$,” “dollar” or “U.S. dollar” refers to U.S. dollars, the legal currency of the United States.

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FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and our SEC filings contain or incorporate by reference forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical fact are “forward-looking statements,” including any projections of earnings, revenue or other financial items, any statements of the plans, strategies, and objectives of management for future operations, any statements concerning proposed new projects or other developments, any statements regarding future economic conditions or performance, any statements of management’s beliefs, goals, strategies, intentions, and objectives, and any statements of assumptions underlying any of the foregoing. Specifically, forward-looking statements may include statements relating to:

●	changes in the market for our products and services;

●	our ability to access additional capital;

●	our ability to attract and retain qualified personnel;

●	changes in general economic, business and industry conditions;

●	changes in applicable laws or regulations;

●	expansion plans and opportunities;

●	changes in the regulatory environment for crypto currencies and stablecoin ecosystems

●	changes in the price of digital assets, including XAUt

●	changes in spot price of gold

●	changes in price co-relation between stablecoins and their pegged assets, including XAUt and gold

●	risks associated with owning digital assets, including XAUt, including price volatility, limited liquidity and trading volumes, relative anonymity, potential widespread susceptibility to market abuse and manipulation, compliance and internal control failures at exchanges and other risks inherent in its entirely electronic, virtual-form and decentralized network;

●	the fluctuation of our operating results, including because we may be required to account for our digital assets at fair value;

●	limitations in our ability to time the price of our purchase of digital assets;

●	our potential subjection to corporate alternative minimum tax due to unrealized fair value gains on our digital asset holdings;

●	legal, commercial, regulatory and technical uncertainty regarding digital assets and enhanced regulatory oversight of companies holding digital assets including the possibility that regulators reclassify any digital assets we hold, including XAUt, as a security or a “cash item”, causing us to be in violation of securities laws and be classified as an “investment company” under the Investment Company Act of 1940;

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●	competition by other digital asset treasury companies, gold-related asset treasury companies, and the availability of financial products related to gold;

●	the possibility of experiencing greater fraud, security failures or operational problems on digital asset trading venues compared to trading venues for more established asset classes, and any malfunction, breakdown or abandonment of the underlying blockchain protocols, or other technological difficulties, may prevent access to or use of such digital assets;

●	elevation of rehypothecation risk in times of market condition changes as the XAUt we own may be rehypothecated

●	from time to time when we hold our digital assets through a third-party custodian, the loss of direct control over our digital assets and dependence on the custodian’s security practices and operational integrity which may lead to the loss of its digital assets as a result of the insolvency of the custodian, theft by employees or insiders of the custodian or if the custodian’s security measures are compromised, including as a result of a cyber-attack;

●	other risks and uncertainties indicated in this prospectus supplement, including those set forth under the section entitled “Risk Factors”; and

●	other statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions.

These forward-looking statements are based on information available as of the date of this prospectus supplement, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. For a discussion of the risks involved in our business and investing in our securities, see “Item 3. Key Information — D. Risk Factors” in our 2025 Annual Report.

Should one or more of these risks or uncertainties materialize, or should any of the underlying assumptions prove incorrect, actual results may vary in material respects from those expressed or implied by these forward-looking statements. You should not place undue reliance on these forward-looking statements.

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SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus supplement and does not contain all the information that you need to consider in making your investment decision. You should carefully read this entire prospectus supplement and the accompanying prospectus, as well as the information to which we refer you and the information incorporated by reference herein, before deciding whether to invest in our Class A Ordinary Shares.

Company Overview

On October 10, 2025, we announced the consummation of a $100 million private placement of equity securities (the “PIPE Financing”) and entry into a $50 million three-year term loan (the “Facility” and together with the PIPE Financing, the “Financing Transactions”). In connection with the announcement of the Financing Transactions, we announced our intention to implement a Tether Gold (“XAUt”) treasury strategy, whereby XAUt, a digital asset backed by physical gold, would serve as our primary treasury reserve asset (the “XAUt Treasury Strategy”). Implementing this strategy entails focusing on the accumulation of XAUt for long-term investment, whether acquired using the proceeds of capital raising transactions. We intend to increase XAUt held per share through reinvestment of cash flows and disciplined capital markets activity. In addition, we intend to generate a leveraged return (from the Facility) and technology-related fees on unencumbered gold holdings. We plan to provide our unencumbered gold holding to Antalpha Platform Holding Company (NASDAQ: ANTA) (“Antalpha”), our controlling shareholder, as collateral to generate technology-related fees that enable us to manage our loan-to-value ratio in connection with such collateralized arrangements. Antalpha will assume all default risk on the funding derived from the collateral used for lending to its end customers. See “Corporate Information – Recent Developments” for further detail on the Financing Transactions.

Digital gold, mostly in exchange-traded funds, has a market capitalization of over $200 billion and only about 1% of that today is on the blockchain. We see a strong need for tokenized gold as a way to buffer against inflation, currency devaluation and crypto volatility, in a trusted manner supported by blockchain technology. In implementing the XAUt Treasury Strategy, we intend to use a majority of our cash and cash flows to effect on-XAUt blockchain purchases to build and maintain a position in XAUt. On October 14, 2025, the Company completed the purchase of $134 million in XAUt at an average price of $4,021.81 per XAUt, using proceeds from the PIPE Financing.

How We Purchase or Sell Digital Assets

Our management team reviews the Company’s short-term obligations and excess cash available to dedicate to the XAUt Treasury Strategy. When it is determined that the Company has excess capital available to dedicate to the treasury strategy, we will deploy it to acquire XAUt through a measured process executed with our asset manager. This acquisition is typically spread out over time to maximize the number of XAUt that is acquired with the deployed capital. If it is determined that the treasury needs to liquidate part of its XAUt, the same process of selling the XAUt into the market would be used. The Company has not reduced its treasury to date.

Digital Asset Safeguarding and Protection

We utilize a multi-party computation (“MPC”) key management structure for the safekeeping of our XAUt holdings, with the infrastructure provided by Cobo Global Limited (“Cobo”). Cobo is a leading provider of digital-asset custody and multi-party computation (“MPC”) infrastructure solutions designed to safeguard tokenized assets, such as XAUt. Its proprietary multi-party computation threshold signature scheme (“MPC-TSS”) technology generates key shares independently across multiple devices and locations, ensuring that a complete private key is never assembled. This approach eliminates single points of failure and mitigates both external and internal security risks. Under the MPC-TSS scheme to safeguard our XAUt holdings, the key shares are allocated separately among three independent parties, we manage one key share with operational access through Cobo, a second is held by a risk management service provider and the third is held by a disaster recovery service provider. Both service providers are independent third parties. This arrangement aims to prevent any one party from unilaterally authorizing transactions. In addition to the MPC wallet infrastructure provided by Cobo, we may also evaluate and utilize other secure measures to safeguard our digital assets from time to time.

The legal and regulatory landscape governing the safekeeping and administration of digital assets, including tokenized commodities such as XAUt, continues to evolve rapidly across jurisdictions. We closely monitor new regulatory developments, interpretive guidance, and industry best practices applicable to the digital-asset safeguarding sector and issuers of asset-backed tokens. We remain committed to maintaining compliance with applicable laws, regulations and disclosure standards and to updating our internal policies and asset protection arrangements as necessary to reflect emerging regulatory requirements and supervisory expectations.

Legacy Business

We intend to continue our wealth management and asset management services legacy businesses. Through our wealth management service, we introduce clients to customized wealth management products and provide them with tailored value-added services. We provide asset management services via investment funds that we manage and also provide discretionary account management services and asset management-related advisory services to clients.

For a description of our business, financial condition, results of operations and other important information regarding the Company and its digital assets, we refer you to our filings with the SEC incorporated by reference into this prospectus supplement. For instructions on how to find copies of these documents, see “Where You Can Find More Information” beginning on page S-11 of this prospectus supplement. More information about us is also available through our website at https://ir.prestigewm.hk/. The information on our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus (except for SEC reports that are expressly incorporated by reference herein).

Corporate Information

Our principal executive office is located at Office Unit 6620B, 66/F, The Center, 99 Queen’s Road Central, Central, Hong Kong. Our telephone number at this address is +852 2122 8560. We maintain a corporate website at http://www.aurelion.com. The information contained in, or accessible from, our website or any other website does not constitute a part of this prospectus supplement. Our registered office in the Cayman Islands is located at Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. Our agent for service of process in the United States is Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168.

Effective October 13, 2025, the ticker symbol for our Class A Ordinary Shares changed to “AURE” on the Nasdaq Capital Market. The company changed its name to “Aurelion Inc.” effective November 20, 2025.

Corporate Structure

The following chart illustrates our corporate structure, including our subsidiaries, as of the date of this prospectus supplement. The percentages shown on the following chart represent percentages of equity ownership.

Implications of being an Emerging Growth Company and Foreign Private Issuer

Emerging Growth Company

As a company with less than US$1.235 billion in revenue for the last fiscal year, we qualify as an “emerging growth company” pursuant to the Jumpstart Our Business Startups Act of 2012 (as amended by the Fixing America’s Surface Transportation Act of 2015), or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, in the assessment of the emerging growth company’s internal control over financial reporting. The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. Pursuant to the JOBS Act, we have elected to take advantage of the benefits of this extended transition period for complying with new or revised accounting standards. As a result, our operating results and financial statements may not be comparable to the operating results and financial statements of other companies who have adopted the new or revised accounting standards.

We will remain an emerging growth company until the earliest of (i) the last day of our fiscal year during which we have total annual gross revenues of at least US$1.235 billion; (ii) the last day of our fiscal year following the fifth anniversary of the completion of our initial public offering; (iii) the date on which we have, during the previous three-year period, issued more than US$1.0 billion in non-convertible debt; or (iv) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of the Class A Ordinary Shares that are held by non-affiliates exceeds US$700 million as of the last business day of our most recently completed second fiscal quarter. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above. See “Item 3. Key Information — 3.D. Risk Factors” in the 2025 Annual Report, which is incorporated in this prospectus supplement by reference.

Foreign Private Issuer Status

We are incorporated in the Cayman Islands, and more than 50 percent of our issued and outstanding voting securities are not directly or indirectly held by residents of the United States. Therefore, we are a “foreign private issuer,” as defined in Rule 405 under the Securities Act and Rule 3b-4(c) under the Exchange Act. As a result, we are not subject to the same requirements as U.S. domestic issuers. Under the Exchange Act, we are subject to reporting obligations that, to some extent, are more lenient and less frequent than those of U.S. domestic reporting companies. For example, we are not required to issue quarterly reports or proxy statements. We are not required to disclose detailed individual executive compensation information. Furthermore, our directors and executive officers are not required to report equity holdings under Section 16 of the Exchange Act and are not subject to the insider short-swing profit disclosure and recovery regime. In addition, as a company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the Nasdaq Stock Market corporate governance requirements. Currently, we have elected to follow home country practice in the Cayman Islands in lieu of Nasdaq Listing Rules, including Rule 5065(c)(2)(A), which requires an audit committee be comprised of at least three members, as well as Rule 5635(a), Rule 5635(b), and Rule 5635(d) which require shareholder approval prior to certain shares issuances by us. These practices may afford less protection to shareholders than they would enjoy if we complied fully with the Nasdaq Stock Market corporate governance requirements.

THE OFFERING

Class A Ordinary Shares offered by us	Class A Ordinary Shares having aggregate gross sales proceeds of up to US$500,000,000

Class A Ordinary Shares outstanding before the offering	215,695,399 Class A Ordinary Shares, as of December 31, 2025

Class A Ordinary Shares outstanding after the offering

Up to 1,939,833,330 Class A Ordinary Shares assuming the sale of 1,724,137,931 of our Class A Ordinary Shares in this offering at an offering price of $0.290 per share, which was the last reported sale price of our Class A Ordinary Shares on Nasdaq on January 7, 2026. The actual number of Class A Ordinary Shares issued will vary depending on the sale price under this offering.(1)

Manner of the offering	“At the market offering” as defined in Rule 415(a)(4) under the Securities Act, that may be made from time to time on the Nasdaq, the existing trading market for our Class A Ordinary Shares, through or to the Agents, as sales agents or principals. See the section titled “Plan of Distribution” on page S-10 of this prospectus supplement.

Use of proceeds	We intend to use the net proceeds from this offering to fund our growth plans, for working capital, to purchase XAUt and for other general corporate purposes. See “Use of Proceeds” section of this prospectus supplement.

Risk factors	Investing in our Class A Ordinary Shares involves certain risks. See “Risk Factors” on page S-6 of this prospectus supplement and on page 12 of the accompanying prospectus, and in the documents incorporated by reference herein.

Nasdaq symbol	“AURE”

(1)

Based on 215,695,399 Class A Ordinary Shares outstanding as of December 31, 2025, taking into consideration the 22,222,224 Class A Ordinary Shares issuable upon exercise of the pre-funded warrants. This amount does not include, as of December 31, 2025:

●	70,833,335 Class A Ordinary Shares issuable upon exercise of warrants outstanding, with an exercise price of $0.47 per share;

●	70,833,335 Class A Ordinary Shares issuable upon exercise of warrants outstanding, with an exercise price of $0.54 per share;

●	31,698,046 Class A Ordinary Shares issuable upon the exercise of Class A Ordinary Share purchase warrants, at an exercise price of $1.00 per share.

RISK FACTORS

Investing in our securities involves risks. You should carefully review the risk factors described below and discussed under the caption “Risk Factors” on page S-6 of the accompanying prospectus (including information incorporated by reference thereto) and the risk factors described under the heading “Risk Factors” included in our most recent annual report on Form 20-F, which are incorporated herein by reference, and which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future before deciding whether to purchase any Class A Ordinary Shares being offered hereunder. Each of the risk factors described in this prospectus supplement or in the accompanying prospectus could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our Class A Ordinary Shares. Moreover, the risks described below are not the only risks we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations. The occurrence of any of these risks might cause you to lose all or part of your investment in our Class A Ordinary Shares.

Certain Risks Relating to Our Class A Ordinary Shares and This Offering

The market for our Class A Ordinary Shares may not provide investors with adequate liquidity.

Liquidity of the market for our Class A Ordinary Shares depends on a number of factors, including our financial condition and operating results, the number of holders of our Class A Ordinary Shares, the market for similar securities and the interest of securities dealers in making a market in the securities. We cannot predict the extent to which investor interest in us will maintain a trading market in our Class A Ordinary Shares, or how liquid that market will be. If an active market is not maintained, you may have difficulty selling Class A Ordinary Shares that you hold.

It is not possible to predict the actual number of Class A Ordinary Shares that we will sell under the Sales Agreement or the gross proceeds resulting from those sales.

Subject to certain limitations in the sales agreement and compliance with applicable law, we have the discretion to deliver a placement notice to the Agents at any time, subject to certain exceptions provided for in the Sales Agreement, throughout the term of the Sales Agreement. The number of shares that are sold through the Agents after delivering a placement notice will fluctuate based on a number of factors, including the market price of the Class A Ordinary Shares during the sales period, the limits we set with the sales agent in any applicable placement notice, and the demand for our Class A Ordinary Shares during the sales period. Actual gross proceeds may be less than US$500 million. Because the price per Class A Ordinary Share of each share sold will fluctuate during the sales period, it is not currently possible to predict the number of Class A Ordinary Shares that will be sold or the actual gross proceeds that will be sold to be raised in connection with those sales.

The Class A Ordinary Shares offered hereby will be sold in “at the market offerings” and investors who buy our Class A Ordinary Shares at different times will likely pay different prices.

Investors who purchase Class A Ordinary Shares in this offering at different times will likely pay different prices, and so may experience different levels of dilution and different outcomes in their investment results. We will have discretion, subject to market demand, to vary the timing, prices, and numbers of shares sold in this offering. In addition, there is no minimum or maximum sales price of our Class A Ordinary Shares offered hereby. You may experience a decline in the value of Class A Ordinary Shares that you purchase in this offering as a result of sales made at prices lower than the prices they paid.

There may be future dilution of our Class A Ordinary Shares, which could adversely affect the market price of our ordinary shares.

We are not restricted from issuing additional Class A Ordinary Shares from time to time. For example, we may issue additional Class A Ordinary Shares to raise cash for future capital expenditures or for other purposes. We may also acquire interests in other companies by using a combination of cash and our ordinary shares or just our Class A Ordinary Shares. We may also issue securities convertible into, exchangeable for or that represent the right to receive our Class A Ordinary Shares. Any of these events may dilute your ownership interest in us, reduce our earnings per share and have an adverse effect on the price of our Class A Ordinary Shares. In addition, sales of a substantial amount of our Class A Ordinary Shares in the public market, or the perception that these sales may occur, could reduce the market price of our Class A Ordinary Shares. See “Dilution.”

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds from the offering, including for any of the purposes described in “Use of Proceeds.” You will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used effectively. Because of the number and variability of factors that will determine our use of the net proceeds, their ultimate use may differ substantially from what we currently intend. The failure by our management to apply these funds effectively could adversely affect us. Pending their use, we may invest the net proceeds in purchasing XAUts, or certain low-risk, highly liquid instruments, such as short-term, investment-grade, interest-bearing securities or commercial bank deposits. While we intend to invest the net proceeds conservatively, there is no assurance that these investments will not decline in value or yield reasonable returns.

The Class A Ordinary Shares representing a substantial percentage of our outstanding Class A Ordinary Shares may be sold in this offering, which could cause the price of our Class A Ordinary Shares to decline.

Pursuant to this offering, and subject to limits we set with the Agents, as well as any limits under applicable law or exchange listing rules, we may sell up to 1,724,137,931 Class A Ordinary Shares, assuming an offering price of US$0.29 per Class A Ordinary Share, which was the last reported sale price of our Class A Ordinary Shares on the Nasdaq on January 7, 2026, representing approximately 88.88% of our outstanding Class A Ordinary Shares following the offering, if we sell all 1,724,137,931 Class A Ordinary Shares that could be offered pursuant to this prospectus supplement. These sales and any future sales of a substantial number of Class A Ordinary Shares in the public market, or the perception that such sales may occur, could materially adversely affect the price of our Class A Ordinary Shares. We cannot predict the effect, if any, that market sales of such Class A Ordinary Shares or the availability of such Class A Ordinary Shares for sale will have on the market price of our Class A Ordinary Shares.

We may in the future implement a share repurchase program and there can be no assurance that such program would have a positive impact on the market price of liquidity of our Class A Ordinary Shares or on shareholder value.

We do not currently have a share repurchase program in place. Our board of directors may, in the future, consider authorizing a program to repurchase our Class A Ordinary Shares. Any such decision would be made at the discretion of our board of directors and management and would depend on a number of factors, including our financial condition, liquidity, capital requirements, market conditions, regulatory considerations, and other strategic priorities.

There can be no assurance that any share repurchase program, if implemented, would have a positive or predictable effect on the market price, trading liquidity, or volatility of our Class A Ordinary Shares. Any repurchases could be suspended, modified, or terminated at any time, and may reduce the cash available to fund our operations, pursue growth opportunities, or respond to changing business or economic conditions.

Due to the Company’s XAUT treasury strategy, price fluctuation in XAUt may impact our financial results and the market price of our Class A Ordinary Shares.

XAUt is a potentially volatile type of asset and fluctuations in the price of XAUt is likely to influence our financial results and the market price of our Class A Ordinary Shares. Our financial results and the market price of our Class A Ordinary Shares would be adversely affected and our business and financial conditions can be negatively impacted if the price of XAUt decreased substantially.

Certain shareholders will experience dilution in the future due to any exercise of existing warrants and any future securities issued by the Issuer.

Certain shareholders will experience dilution as a result of the exercise of existing warrants, including pre-funded warrants and other warrants, and the potential issuance of additional securities by the Issuer in the future. The exercise of outstanding warrants will increase the number of shares outstanding, thereby diluting the ownership interests and voting power of existing shareholders. Furthermore, the Issuer may issue additional equity or equity-linked securities in the future to raise capital or for other purposes, which could further dilute your investment. Such dilution may negatively impact the market price of the Issuer’s ordinary shares and reduce the value of your holdings. We have a substantial number of convertible securities outstanding including Series A-1, Series A-2, Series B-1 and Series B-1 Warrants, issued in the PIPE Financing, and Class A Ordinary Warrants to purchase up to 31,698,046 Class A Ordinary Shares, at an exercise price for US$1.00 per share issued to a service provider as consideration for providing strategic consulting services The exercise of our outstanding warrants will likely have a dilutive effect on our Class A Ordinary Shares and may adversely affect the voting power of the holders of our Class A Ordinary Shares.

USE OF PROCEEDS

We may issue and sell ordinary shares having aggregate sales proceeds of up to $500 million from time to time. The amount of proceeds from this offering, if any, will depend upon the number of Class A Ordinary Shares sold and the market price at which they are sold. There can be no assurance that we will be able to sell any shares under or fully utilize the sales agreement with the sales agent.

We intend to use the net proceeds we receive from the sale of the Class A Ordinary Shares to fund our growth plans, for working capital, to purchase XAUt and for other general corporate purposes. Our management will have broad discretion to allocate the net proceeds of the offerings.

DESCRIPTION OF SECURITIES WE ARE OFFERING

We are offering a number of our Class A Ordinary Shares for an aggregate value of up to $500,000,000 pursuant to this prospectus supplement and the accompanying prospectus. The material terms and provisions of our Class A Ordinary Shares are described under the caption “Description of Share Capital” beginning on page S-14 of the accompanying prospectus.

DILUTION

If you invest in our Class A Ordinary Shares in this offering, your interest will be immediately diluted to the extent of the difference between the public offering price per share and the adjusted net tangible book value per share after the completion of this offering. Our net tangible book value on September 30, 2025 was $(292) thousand or $(0.0037) per Ordinary Share, based on an aggregate of 78,750,965 Ordinary Shares outstanding as of that date. “Net tangible book value” represents total tangible assets minus total liabilities. Total tangible assets are calculated as total assets less intangible assets. “Net tangible book value per share” is net tangible book value divided by the total number of Class A Ordinary Shares and Class B Ordinary Shares outstanding.

After giving effect to (i) gross proceeds of US$101.8 million from the issuance of ordinary shares pursuant to subscription agreements by and among the Company and certain accredited investors, dated October 7, 2025 (the “PIPE Financing”) and (ii) $50 million term loan incurred in October 2025, our pro forma net tangible book value was $150,968 thousand or $0.4410 per ordinary share. This represents an increase in the net tangible book value of approximately $0.4447 per share to existing stockholders attributable to the PIPE Financing and an immediate accretion in net tangible book value to investors participating in this offering.

Further, after giving effect to the sale of our Class A Ordinary Shares in this offering, assuming an public offering price of $0.29 per share, which was the last reported sale price of our Class A Ordinary Shares on the Nasdaq on January 7, 2026, and assuming the sale of the maximum offering amount pursuant to this prospectus supplement and before deducting commissions and estimated offering expenses payable by us of $500 million, our as adjusted pro forma net tangible book value as of September 30, 2025 would have been $650,968 thousand or $0.3150  per Class A Ordinary Share. This represents an immediate decrease in the as adjusted pro forma net tangible book value of approximately $0.1260 to our existing shareholders and an immediate accretion of $0.025 per share to investors purchasing Class A Ordinary Shares in this offering.

The following table illustrates this dilution per share to investors participating in this offering:

Assumed public offering price per Class A Ordinary Share in this offering		$0.29
Historical net tangible book value per common share as of September 30, 2025	$(0.0037)
Increase in net tangible book value per share attributable to the August 2025 Offering, the PIPE Financing and the term loan incurred	$0.4447
Pro forma net tangible book value per Class A Ordinary Share as of September 30, 2025 giving effect to the PIPE Financing and the term loan incurred	$0.4410
Decrease in net tangible book value per share attribute to this offering	$0.1260
As adjusted pro forma net tangible book value per share as September 30, 2025 after giving effect to this offering		$0.3150
Accretion in as adjusted pro forma net tangible book value per Class A Ordinary Share to investors in this offering		$0.0250

The table above assumes for illustrative purposes that an aggregate of 1,724,137,931 Class A Ordinary Shares are sold during the term of the Sales Agreement at a price of $0.29 per share, the closing price of our Class A Ordinary Shares on The Nasdaq Capital Market on January 7, 2026, for aggregate gross proceeds of approximately $500 million.

The Class Ordinary Shares to be sold pursuant to the Sales Agreement may be sold from time to time at various prices. An increase of $0.05 per share in the price at which the shares are sold from the assumed offering price of $0.34 per share shown in the table above, assuming all of our Class A Ordinary Shares in the aggregate amount of approximately $500 million during the term of the Sales Agreement is sold at that price, would increase our pro forma as adjusted net tangible book value per share after the offering to $0.3591 per share and would increase the accretion in net tangible book value per share to new investors purchasing shares in this offering to $0.0191 per share. A decrease of $0.05 per share in the price at which the shares are sold from the assumed offering price of $0.24 per share shown in the table above, assuming all of our Class A Ordinary Shares in the aggregate amount of approximately $500 million during the term of the Sales Agreement is sold at that price, would decrease our pro forma as adjusted net tangible book value per share after the offering to $0.2684 per share and would increase the accretion in net tangible book value per share to new investors purchase shares in this offering to $0.0284 per share. This information is supplied for illustrative purposes only.

The number of ordinary shares to be outstanding after this offering is based on 70,346,624 Class A Ordinary Shares and 8,404,031 Class B Ordinary Shares outstanding as of September 30, 2025, and excludes the following:

●	70,833,335 Class A Ordinary Shares and 68,055,557 Class B Ordinary Shares issuable upon exercise of warrants outstanding, with an exercise price of $0.47 per share;

●	70,833,335 Class A Ordinary Shares and 68,055,557 Class B Ordinary Shares issuable upon exercise of warrants outstanding, with an exercise price of $0.54 per share;

●	8,000,000 Class B ordinary shares issuable upon exercise of warrants outstanding, with an exercise price of $0.01 per share;

●	22,222,224 Class A ordinary shares issuable upon exercise of warrants outstanding, with an exercise price of $0.0001 per share;

●	31,698,046 Class A Ordinary Shares issuable upon exercise of warrants outstanding, with an exercise price of $1.00 per share.

●	913,333 Class A Ordinary Shares issuable upon vesting of restricted share units.

To the extent any of these outstanding warrants are exercised, there will be further dilution to new investors. In addition, we may choose to raise additional capital due to market conditions or strategic considerations, even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our shareholders.

PLAN OF DISTRIBUTION

We have entered into the Sales Agreement with the Agents, under which we may offer and sell up to $500,000,000 of our Class A Ordinary Shares from time to time through or to the Agents, as sales agents or principals. Sales of our Class A Ordinary Shares, if any, under this prospectus supplement and the accompanying prospectus will be made by any method that is deemed to be an “at the market offering” as defined in Rule 415(a)(4) under the Securities Act.

Each time we wish to issue and sell Class A Ordinary Shares under the Sales Agreement, we will notify an Agent (the “Designated Agent”) by electronic mail (or other method mutually agreed to in writing by the parties) of the number of Class A Ordinary Shares, the time period during which sales are requested to be made, any limitation on the number of Class A Ordinary Shares that may be sold in any one day and any minimum price below which sales may not be made (a “Placement Notice”). The Placement Notice shall be effective immediately upon receipt by the Designated Agent unless and until (i) the Designated Agent declines to accept the terms contained therein for any reason, in its sole discretion, (ii) the entire amount of the Class A Ordinary Shares thereunder has been sold, (iii) we suspend or terminate the Placement Notice, which suspension and termination rights may be exercised by us in our sole discretion, or (iv) the Sales Agreement has been terminated under the provisions of Section 12 of the Sales Agreement.

The settlement of sales of shares between us and the Designated Agent will occur on the first trading day following the date on which the sale was made, or on some other date that is agreed upon by us and the Designated Agent in connection with a particular transaction. Sales of our Class A Ordinary Shares as contemplated in this prospectus supplement will be settled through the facilities of The Depository Trust Company or by such other means as we and the Designated Agent may agree upon. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

The Designated Agent will provide written confirmation to us before the open on Nasdaq on the day following each day on which our Class A Ordinary Shares are sold under the Sales Agreement. Each confirmation will include the number of shares sold on that day, the aggregate gross proceeds of such sales and the proceeds to us.

We will pay the Designated Agent a commission of up to 3.0% of the aggregate gross proceeds we receive from each sale of our Class A Ordinary Shares. Because there is no minimum offering amount required as a condition to close this offering, the actual total public offering amount, commissions and proceeds to us, if any, are not determinable at this time.

In addition, we have agreed to reimburse the Agents for reasonable and documented out-of-pocket fees and disbursements, including but not limited to the fees and expenses of counsel to the Agents payable upon execution of the Sales Agreement in an amount not to exceed $100,000 in connection with the execution of the Sales Agreement, in addition to certain ongoing disbursements of its legal counsel, including fees and disbursements of legal counsel in an amount not to exceed $10,000 per calendar quarter thereafter payable in connection with each representation date with respect to which the Company is obligated to deliver certificates pursuant to the terms of the Sales Agreement. We estimate that the total expenses for this offering, excluding any commissions or expense reimbursement payable to the Agents (except for the expense reimbursement mentioned above) under the terms of the Sales Agreement, will be approximately $135,000. The remaining sale proceeds, after deducting any other transaction fees, will equal our net proceeds from the sale of such shares.

In connection with the sale of our ordinary shares on our behalf, each of the Agents will be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation of the Agents will be deemed to be underwriting commissions or discounts. We have agreed to indemnify the Agents against certain civil liabilities, including liabilities under the Securities Act. We have also agreed to contribute to payments the Agents may be required to make in respect of such liabilities.

The offering of our Class A Ordinary Shares pursuant to the Sales Agreement will terminate upon the earlier of (i) the sale of all Class A Ordinary Shares subject to the Sales Agreement and (ii) the termination of the Sales Agreement as permitted therein. We, or each of the Agents, with respect to itself, may each terminate the Sales Agreement at any time upon five days’ prior notice.

This summary of the material provisions of the Sales Agreement does not purport to be a complete statement of its terms and conditions. A copy of the Sales Agreement will be filed as an exhibit to our Current Report on Form 6-K filed with the SEC under the Exchange Act and incorporated by reference in this prospectus supplement.

Cohen & Company acted as placement agent to the Company in the PIPE Financing.

Certain of the Agents, and their respective affiliates, have in the past and may in the future provide various investment banking, commercial banking, financial advisory and other financial services for us and our affiliates, for which services they may in the future receive customary fees. In the course of their businesses, each Agent may actively trade our securities for its own accounts or for the accounts of their customers, and, accordingly, the Agents may at any time hold long or short positions in such securities.

In addition, pursuant to an engagement letter, dated December 12, 2025, we granted Cantor a right of first refusal to participate in any future at the market offerings (the “ROFR”) for a period of 24 months from the date of such engagement letter. Additionally, pursuant to an engagement letter, dated January 7, 2026, we granted Yorkville a right of first refusal to participate in any future at the market offerings (the “ROFR”) for a period of 24 months from the date of such engagement letter. In accordance with FINRA Rule 5110, the ROFRs are deemed underwriting compensation.

LEGAL MATTERS

Certain legal matters as to U.S. federal and New York state law in connection with this offering will be passed upon for us by Reed Smith LLP. The validity of the Class A Ordinary Shares offered in this offering and certain other legal matters as to Cayman Islands law will be passed upon for us by Maples and Calder (Hong Kong) LLP, our counsel as to Cayman Islands law. Legal matters as to Hong Kong law will be passed upon for us by Han Kun Law Offices LLP. Reed Smith LLP may rely upon Maples and Calder (Hong Kong) LLP with respect to matters governed by Cayman Islands law and Han Kun Law Offices LLP with respect to matters governed by Hong Kong law. Duane Morris LLP, New York, New York, is acting as counsel for the Agents in connection with this offering.

EXPERTS

The consolidated financial statements of Aurelion Inc. as of and for the years ended September 30, 2023 through 2025 are incorporated by reference in this prospectus supplement and the accompanying prospectus have been audited by Summit Group CPAs, P.C. (“SG CPA”, formerly known as “Yu Certified Public Accountant, P.C.”), independent registered public accounting firm, as set forth in their reports appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as an expert in accounting and auditing. The office of SG CPA is located at 99 Madison Avenue, Suite 601, New York, New York, 10016.

The financial statements of Wealth AI Pte. Ltd. as of and for the years ended September 30, 2023 and 2024 are incorporated by reference in this prospectus supplement and the accompanying prospectus have been audited SG CPA, independent registered public accounting firm, as set forth in their reports appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as an expert in accounting and auditing. The office of Yu Certified Public Account P.C. is located at 99 Madison Avenue, Suite 601, New York, New York, 10016.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Exchange Act, and in accordance with the Exchange Act, we file annual reports and other information with the SEC. Information we file with the SEC can be obtained over the internet on the SEC’s website at www.sec.gov.

This prospectus supplement and accompanying prospectus are part of a registration statement we have filed with the SEC. This prospectus supplement and the accompanying prospectus omit some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information on us and the securities being offered. Statements in this prospectus supplement and accompanying prospectus concerning any document that we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus supplement and accompanying prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus supplement and accompanying prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus supplement and information incorporated by reference into this prospectus supplement, you should rely on the information contained in the document that was filed later.

We incorporate by reference the following documents:

●	our annual report on Form 20-F for the fiscal year ended September 30, 2025 filed with the SEC on January 6, 2026 (File No. 001-41734);

●	our report on Form 6-K for the audited financial statements of Wealth AI Pte. Ltd. for the fiscal years ended on September 30, 2023 and 2024, unaudited interim condensed consolidated financial statements of Wealth AI Pte. Ltd. for the six month period ended March 31, 2025 and unaudited pro forma financial information of the Company after giving effect to the consummation of acquisition of businesses of SPW Global Inc. and Wealth AI Pte Ltd. furnished with the SEC on September 19, 2025;

●	our reports of on Form 6-K furnishes with the SEC on October 2, 2025, October 10, 2025, October 15, 2025, October 30, 2025, November 21, 2025, December 11, 2025 and December 15, 2025;

●	any future annual reports on Form 20-F filed with the SEC after the date of this prospectus supplement and prior to the termination of the offering of the securities offered by this prospectus supplement; and

●	any future reports on Form 6-K that we furnish to the SEC after the date of this prospectus supplement that are identified in such reports as being incorporated by reference in this prospectus supplement.

Copies of all documents incorporated by reference in this prospectus supplement, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus supplement, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus supplement on the written or oral request of that person made to:

Office Unit 6620B, 66/F,

The Center, 99 Queen’s Road Central,

Central, Hong Kong

Attention: Investor Relations

You should rely only on the information that we incorporate by reference or provide in this prospectus supplement and the underlying prospectus. We have not authorized anyone to provide you with different information. We are not making any offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus supplement or underlying prospectus is accurate as of any date other than the date on the front of those documents.

PROSPECTUS

AURELION INC.

$500,000,000

Class A Ordinary Shares

Warrants

Units

We may from time to time offer, issue and sell up to $500,000,000 Class A ordinary shares, par value $0.000625 per share (“Class A Ordinary Shares”), warrants to purchase Class A Ordinary Shares, or units consisting of Class A Ordinary Shares or warrants, or any other combination of these securities from time to time in one or more offerings, at prices and on terms described in one or more supplements to this prospectus. The aggregate initial offering price of the securities that we may offer and sell under this prospectus will not exceed $500,000,000.

Each time we sell securities, we will provide a supplement to this prospectus that contains specific information about the offering and the terms of the securities. The supplement may also add, update or change information contained in this prospectus. We may also authorize one or more free writing prospectuses to be provided in connection with a specific offering. You should read this prospectus, any prospectus supplement and any free writing prospectus before you invest in any of our securities.

Our Class A Ordinary Shares are listed on the Nasdaq Capital Market under the symbol “AURE.” On December 18, 2025, the closing trading price of our Class A Ordinary Shares was $0.4095. The aggregate market value of our outstanding Class A Ordinary Shares held by non-affiliates, or public float, as of December 19, 2025, was approximately $13.55 million, which was calculated based on 24,672,568 Class A Ordinary Shares held by non-affiliates and the price of $0.5493 per share, which was the closing price of our Class A Ordinary Shares on Nasdaq on October 21, 2025. Pursuant to General Instruction I.B.5 of Form F-3, in no event will we sell our securities in a public primary offering with a value exceeding more than one-third of our public float in any 12-month period so long as our public float remains below $75 million. During the 12 calendar months prior to and including the date of this prospectus, we have not offered or sold any securities pursuant to General Instruction I.B.5 of Form F-3.

Investing in our securities involves a high degree of risk. Before making an investment decision, please read the information under the heading “Risk Factors” beginning on page 12 of this prospectus and risk factors set forth in our most recent annual report on Form 20-F (including its Amendment No. 1, the “2024 Annual Report”), in other reports incorporated herein by reference, and in any applicable prospectus supplement.

We are both an “emerging growth company” and a “foreign private issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, and, as such, we have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings. Please see “Implications of Being an Emerging Growth Company and a Foreign Private Issuer.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 23, 2025.

You should rely only on the information provided in this prospectus, as well as the information incorporated by reference into this prospectus and any applicable prospectus supplement. Neither we nor the selling shareholders have authorized anyone to provide you with different information. Neither we nor the selling shareholders are making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any applicable prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date of the applicable document. Since the date of this prospectus and the documents incorporated by reference into this prospectus, our business, financial condition, results of operations and prospects may have changed.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F–3 that we filed with the Securities and Exchange Commission (the “SEC”), using a “shelf” registration process. By using this self-registration statement, we may, from time to time, sell any of our securities to the extent permitted in this prospectus and the applicable prospectus supplement in one or more offerings on a continuous or delayed basis. This prospectus provides you with a general description of the securities we may offer. This prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. Statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any agreement or other documents are not necessarily complete. If the SEC rules and regulations require that an agreement or other document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters. Each time we sell the securities, we will provide a supplement to this prospectus that contains specific information about the securities being offered and the specific terms of that offering. The supplement may also add, update or change information contained or incorporated by reference in this prospectus. You should read both this prospectus and any prospectus supplement or other offering materials together with additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

Before you invest in any securities offered by this prospectus, you should read this prospectus, any applicable prospectus supplements and the related exhibits to the registration statement filed with the SEC, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

In this prospectus, unless otherwise indicated or unless the context otherwise requires:

●	“Class A Ordinary Shares” refers to the Class A ordinary shares of Aurelion Inc., par value $0.000625 per share with one vote for each share;

●	“Class B Ordinary Shares” refers to the Class B ordinary shares of Aurelion Inc., par value $0.000625 per share with fifty votes for each share;

●	“Hong Kong” refers to the Hong Kong Special Administrative Region of the People’s Republic of China for the purposes of this prospectus only;

●	“shares”, “Shares” or “Ordinary Shares” refers to the Class A Ordinary Shares and Class B Ordinary Shares;

●	“US$,” “$” or “U.S. dollars” refers to the legal currency of the United States; and

●	“we”, “us” or the “Company” refers to Aurelion Inc. (formerly known as “Prestige Wealth Inc.”), and when describing the financial results of Aurelion Inc., also includes its subsidiaries.

References in any prospectus supplement to “the accompanying prospectus” are to this prospectus and to “the prospectus” are to this prospectus and the applicable prospectus supplement taken together.

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PROSPECTUS SUMMARY

Company Overview

On October 10, 2025, we announced the consummation of a $100 million private placement of equity securities (the “PIPE Financing”) and entry into a $50 million three-year term loan (the “Facility” and together with the PIPE Financing, the “Financing Transactions”). In connection with the announcement of the Financing Transactions, we announced our intention to implement a Tether Gold (“XAUt”) treasury strategy, whereby XAUt, a digital asset backed by physical gold, would serve as our primary treasury reserve asset (the “XAUt Treasury Strategy”). Implementing this strategy entails focusing on the accumulation of XAUt for long-term investment, whether acquired using the proceeds of capital raising transactions. We intend to increase XAUt held per share through reinvestment of cash flows and disciplined capital markets activity. In addition, we intend to generate a leveraged return (from the Facility) and technology-related fees on unencumbered gold holdings. We plan to provide our unencumbered gold holding to Antalpha Platform Holding Company (NASDAQ: ANTA) (“Antalpha”), our controlling shareholder, as collateral to generate technology-related fees that enable us to manage our loan-to-value ratio in connection with such collateralized arrangements. Antalpha will assume all default risk on the funding derived from the collateral used for lending to its end customers. See “Corporate Information – Recent Developments” for further detail on the Financing Transactions.

Digital gold, mostly in exchange-traded funds, has a market capitalization of over $200 billion and only about 1% of that today is on the blockchain. We see a strong need for tokenized gold as a way to buffer against inflation, currency devaluation and crypto volatility. In implementing the XAUt Treasury Strategy, we intend to use a majority of our cash and cash flows to effect on-XAUt blockchain purchases to build and maintain a position in XAUt. On October 14, 2025, the Company completed the purchase of $134 million in XAUt at an average price of $4,021.81 per XAUt, using proceeds from the PIPE Financing.

How We Purchase or Sell Digital Assets

Our management team reviews the Company’s short-term obligations and excess cash available to dedicate to the XAUt Treasury Strategy. When it is determined that the Company has excess capital available to dedicate to the treasury strategy, we will deploy it to acquire XAUt through a measured process executed with our asset manager. This acquisition is typically spread out over time to maximize the number of XAUt that is acquired with the deployed capital. If it is determined that the treasury needs to liquidate part of its XAUt, the same process of selling the XAUt into the market would be used. The Company has not reduced its treasury to date.

Digital Asset Safeguarding and Protection

We utilize a multi-party computation (“MPC”) key management structure for the safekeeping of our XAUt holdings, with the infrastructure provided by Cobo Global Limited (“Cobo”). Cobo is a leading provider of digital-asset custody and multi-party computation (“MPC”) infrastructure solutions designed to safeguard tokenized assets, such as XAUt. Its proprietary multi-party computation threshold signature scheme (“MPC-TSS”) technology generates key shares independently across multiple devices and locations, ensuring that a complete private key is never assembled. This approach eliminates single points of failure and mitigates both external and internal security risks. Under the MPC-TSS scheme to safeguard our XAUt holdings, the keys shares are allocated separately among three parties, we manage one key share with operational access through Cobo, a second is held by a risk management service provider and the third is held by a disaster recovery service provider. Both service providers are independent third parties. This arrangement aims to prevent any one party from unilaterally authorizing transactions.

Cobo has achieved ISO 27001 certification, an international standard for information security management systems that specifies the requirements for establishing, implementing, maintaining and continuously improving an organization’s information security framework. Cobo has also obtained System and Organization Controls 2, Type 1 and Type 2 certifications, which are independent third-party attestation reports evaluating the design and operating effectiveness of Cobo’s internal controls related to security, availability, processing integrity, confidentiality and privacy. In addition to these certifications, Cobo has implemented a multi-layered security architecture that combines physical, operational and cryptographic safeguards. Cobo has implemented a multi-layered security architecture that combines physical, operational and cryptographic safeguards. Cobo takes a number of security precautions to ensure the security of customer data assets in its custody, including by actively conducting simulated attacks and semi-annual penetration tests to safeguard clients from external threats, internal collusion, and human error. Moreover, Cobo employs a mechanism as part of its security protocols that provides an additional layer of protection by enabling real-time notifications for key-actions related transactions. It ensures that clients receive alerts about important events, such as transaction approvals and security changes, allowing them to promptly respond to any potential issues.

Cobo has obtained regulatory and operational licenses for its operations, including in Hong Kong, Lithuania and the United States. To our knowledge, as a licensed entity, Cobo is subject to ongoing regulatory supervision by regulators in those jurisdictions to ensure that it complies with anti-money laundering laws, regulations on the commingling of client funds, and other applicable laws and regulations. Our group retains the right to audit and inspect Cobo’s records and accounts pertaining to its services. This includes reviewing Cobo’s records, systems, and security procedures, as well as conducting security tests to verify system integrity, especially for regulatory compliance or investigations of potential misconduct.

The legal and regulatory landscape governing the safekeeping and administration of digital assets, including tokenized commodities such as XAUt, continues to evolve rapidly across jurisdictions. We closely monitor new regulatory developments, interpretive guidance, and industry best practices applicable to the digital-asset safeguarding sector and issuers of asset-backed tokens. We remain committed to maintaining compliance with applicable laws, regulations and disclosure standards and to updating our internal policies and asset protection arrangements as necessary to reflect emerging regulatory requirements and supervisory expectations.

Legacy Business

We intend to continue our wealth management and asset management services legacy businesses. Through the our wealth management service, we introduce clients to customized wealth management products and provide them with tailored value-added services. We provide asset management services via investment funds that we manage and also provide discretionary account management services and asset management-related advisory services to clients.

For a description of our business, financial condition, results of operations and other important information regarding the Company and its digital assets, we refer you to our filings with the SEC incorporated by reference into this prospectus. For instructions on how to find copies of these documents, see “Where You Can Find More Information” beginning on page 34 of this prospectus. More information about us is also available through our website at https://ir.prestigewm.hk/. The information on our website is not incorporated by reference into this prospectus or any accompanying prospectus supplement (except for SEC reports that are expressly incorporated by reference herein).

Corporate Information

Our principal executive office is located at Office Unit 6620B, 66/F, The Center, 99 Queen’s Road Central, Central, Hong Kong. Our telephone number at this address is +852 2122 8560. Our registered office in the Cayman Islands is located at Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. Our agent for service of process in the United States is Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168.

Effective October 13, 2025, the ticker symbol for our Class A Ordinary Shares changed to “AURE” on the Nasdaq Capital Market. The Company changed its name to “Aurelion Inc.” effective November 20, 2025.

Corporate Structure

The following chart illustrates our corporate structure, including our subsidiaries, as of the date of this registration statement.

Summary of Risk Factors

Below please find a summary of the principal risks we face, organized under relevant headings. The summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements included elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks discussed under “Risk Factors,” before deciding whether to buy our securities.

RISKS RELATED TO THE COMPANY’S BUSINESS AND XAUT STRATEGY AND HOLDINGS

●	The Company’s financial results and the market price of the ordinary shares may be affected by the prices of Gold and XAUt.

●	Our XAUt Treasury Strategy may expose us to complex liquidity risks across both traditional and digital asset markets, which could adversely affect its financial results.

●	The redemption risk, pricing risk, and regulatory risk associated with XAUt as a stablecoin may adversely affect the price of XAUt, and thus our business, financial condition, and results of operations.

●	We operate in a highly competitive market, and established market participants with greater resources, regulatory positioning, or brand recognition may outperform us.

●	Investing in XAUt will expose the Company to certain risks associated with XAUt, such as price volatility, limited liquidity and trading volumes, relative anonymity, potential susceptibility to market abuse and manipulation, theft, compliance and internal control failures at exchanges and other risks inherent in its electronic, virtual form and decentralized network.

●	The Company’s quarterly operating results, revenues, and expenses may fluctuate significantly, including because the Company may be required to account for its digital assets at fair value, which could have an adverse effect on the market price of its securities.

●	The Company will have broad discretion in how it executes its XAUt strategy, including the timing of purchases and sale of XAUt and XAUt-related products. The Company may not execute its strategy effectively, which could affect its results of operations and cause its share price to decline.

●	The price of XAUt has been volatile, and our ability to time the price of its purchase of XAUt pursuant to its strategy, including with the net proceeds of Financing Transactions, will be limited.

●	The Company may be, or may become following the Offering, a “passive foreign investment company” within the meaning of Section 1297(a) of the Internal Revenue Code of 1986, as amended, which may have adverse tax consequences for U.S. investors.

●	XAUt and other digital assets are novel assets, and are subject to significant legal, commercial, regulatory and technical uncertainty.

●	Competition by other digital asset treasury, gold-related treasury, or XAUt treasury companies and the availability of spot exchange-traded products (“ETPs”) for other digital assets may adversely affect the market price of its listed securities.

●	XAUt trading venues may experience greater fraud, security failures, or regulatory or operational problems than trading venues for more established asset classes.

●	The concentration of XAUt holdings may enhance the risks inherent in the Company’s XAUt strategy.

●	The Company’s XAUt holdings will be less liquid than existing cash and cash equivalents and may not be able to serve as a source of liquidity for it to the same extent as cash and cash equivalents.

●	If the Company or its third-party service providers experience a security breach or cyber-attack and unauthorized parties obtain access to its XAUt assets, the Company may lose some or all of its XAUt assets and its financial condition and results of operations could be materially adversely affected.

●	The Company will face risks relating to the custody of its XAUt, including the loss or destruction of private keys required to access its XAUt and cyberattacks or other data loss relating to its XAUt.

●	Regulatory changes reclassifying XAUt as a security or as a “cash item” could lead to the Company’s classification as an “investment company” under the Investment Company Act of 1940 and could adversely affect the market price of XAUt and the market price of the Company’s listed securities.

●	The Company’s XAUt strategy exposes it to risk of non-performance, breach of contract, or other violations by counterparties.

●	This treasury strategy represents an entirely new business strategy in addition to what the Company has employed to date.

●	We may need additional capital in the future to acquire additional XAUt, but there is no assurance that we will be able to raise additional capital or that funds will be available on acceptable terms.

●	Our use of leveraged strategies and the potential illiquidity of digital assets subject us to significant risks, including the potential for substantial losses and forced liquidations.

●	We may engage in leveraged digital asset financing strategies, in which we will leverage our digital asset holdings to acquire additional amounts of the same leveraged digital assets, and may do so on a compounded basis, which will increase our exposure to smart-contract, operational, and counter-party risks.

RISKS FACTORS RELATED TO XAUT LENDING ARRANGEMENTS

●	Borrowers may default on their obligations, potentially resulting in financial losses or loss of lent digital assets.

●	Transferring possession of digital assets such as XAUt to borrowers exposes us to risks of misappropriation, theft, or loss beyond its direct control.

●	Evolving and uncertain legal and regulatory frameworks may adversely affect the enforceability of lending agreements and our rights to digital assets such as XAUt.

●	Operational errors or failures in the lending process could result in loss, misallocation, or delayed return of digital assets.

●	Volatility in XAUt values and potential illiquidity may increase losses if XAUt are not promptly recovered after a default.

●	Our ability to enforce title and recover assets may be uncertain, especially in cases of insolvency, fraud, or disputes.

●	Losses, delays, or disputes in XAUt lending could harm our reputation and business prospects.

●	We may experience delays or losses if third-party custodians holding loaned assets become insolvent or involved in disputes.

RISKS FACTORS RELATED TO OUR SECURITIES

●	Our prior lack of effective internal controls over financial reporting may affect our ability to accurately report our financial results or prevent fraud which may affect the market for and price of our Ordinary Shares.

●	If we fail to meet applicable listing requirements, Nasdaq may delist our Class A Ordinary Shares, which could materially adversely affect the liquidity and market price of our Class A Ordinary Shares.

FORWARD-LOOKING STATEMENTS

This prospectus, an applicable prospectus supplement, and our SEC filings that are incorporated by reference into this prospectus contain or incorporate by reference forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical fact are “forward-looking statements,” including any projections of earnings, revenue or other financial items, any statements of the plans, strategies, and objectives of management for future operations, any statements concerning proposed new projects or other developments, any statements regarding future economic conditions or performance, any statements of management’s beliefs, goals, strategies, intentions, and objectives, and any statements of assumptions underlying any of the foregoing. Specifically, forward-looking statements may include statements relating to:

●	changes in the market for our products and services;

●	our ability to access additional capital;

●	our ability to attract and retain qualified personnel;

●	changes in general economic, business and industry conditions;

●	changes in applicable laws or regulations;

●	expansion plans and opportunities;

●	changes in the regulatory environment for crypto currencies and stablecoin ecosystems

●	changes in the price of digital assets, including XAUt

●	changes in spot price of gold

●	changes in price co-relation between stablecoins and their pegged assets, including XAUt and gold

●	risks associated with owning digital assets, including XAUt, including price volatility, limited liquidity and trading volumes, relative anonymity, potential widespread susceptibility to market abuse and manipulation, compliance and internal control failures at exchanges and other risks inherent in its entirely electronic, virtual-form and decentralized network;

●	the fluctuation of our operating results, including because we may be required to account for our digital assets at fair value;

●	limitations in our ability to time the price of our purchase of digital assets;

●	our potential subjection to corporate alternative minimum tax due to unrealized fair value gains on our digital asset holdings;

●	legal, commercial, regulatory and technical uncertainty regarding digital assets and enhanced regulatory oversight of companies holding digital assets including the possibility that regulators reclassify any digital assets we hold, including XAUt, as a security or a “cash item”, causing us to be in violation of securities laws and be classified as an “investment company” under the Investment Company Act of 1940;

●	competition by other digital asset treasury companies, gold-related asset treasury companies, and the availability of financial products related to gold;

●	the possibility of experiencing greater fraud, security failures or operational problems on digital asset trading venues compared to trading venues for more established asset classes, and any malfunction, breakdown or abandonment of the underlying blockchain protocols, or other technological difficulties, may prevent access to or use of such digital assets;

●	elevation of rehypothecation risk in times of market condition changes as the XAUt we own may be rehypothecated

●	from time to time when we hold our digital assets through a third-party custodian, the loss of direct control over our digital assets and dependence on the custodian’s security practices and operational integrity which may lead to the loss of its digital assets as a result of the insolvency of the custodian, theft by employees or insiders of the custodian or if the custodian’s security measures are compromised, including as a result of a cyber-attack;

●	other risks and uncertainties indicated in this prospectus, including those set forth under the section entitled “Risk Factors”; and

●	other statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions.

These forward-looking statements are based on information available as of the date of this prospectus, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. For a discussion of the risks involved in our business and investing in our securities, see “Item 3. Key Information — D. Risk Factors” in our 2024 Annual Report.

Should one or more of these risks or uncertainties materialize, or should any of the underlying assumptions prove incorrect, actual results may vary in material respects from those expressed or implied by these forward-looking statements. You should not place undue reliance on these forward-looking statements.

CORPORATE INFORMATION

Our Corporate Structure

We operate through our wholly owned subsidiaries, PRESTIGE PRIVATE WEALTH MANAGEMENT LIMITED, PRESTIGE ASSET INTERNATIONAL INC., SPW Global Inc., InnoSphere Tech Inc., Tokyo Bay Management Inc., Wealth AI PTE LTD. and their subsidiaries.

The following chart illustrates our corporate structure, including our subsidiaries, as of the date of this registration statement.

Our principal executive office is located at Office Unit 6620B, 66/F, The Center, 99 Queen’s Road Central, Central, Hong Kong. Our telephone number at this address is +852 2122 8560. Our registered office in the Cayman Islands is located at Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. Our agent for service of process in the United States is Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168.

Recent Developments

April 2025 Private Placements

On April 19, 2025, the Company entered into that certain amended and restated securities purchase agreement with certain accredited investors for a private placement offering (the “April 2025 Private Placement”), pursuant to which the Company agreed to sell (i) 32,608,696 Class A Ordinary Shares; (ii) Series C ordinary warrants to purchase up to 24,456,522 Class A Ordinary Shares, and (iii) Series D ordinary warrants to purchase up to 24,456,522 Class A Ordinary Shares, at a purchase price of $0.23 per share and associated warrants. The 2025 Private Placement closed on August 14, 2025. In connection with the April 2025 Private Placement, the Company entered into the April 2025 Registration Rights Agreement, pursuant to which the Company agreed to register resale of all registrable securities issued in the April 2025 Private Placement.

PIPE Financing

On October 7, 2025, the Company entered into subscription agreements (the “Class A PIPE Subscription Agreements”) with certain accredited investors (the “Class A PIPE Subscribers”) in an aggregate amount of approximately $51 million, pursuant to which the Company agreed to issue, and the Class A PIPE Subscribers agreed to purchase, units, with each unit consisting of (i) one Class A Ordinary Share of the Company at a purchase price of $0.36 per share (or, if so elected by a Class A PIPE Subscriber or a pre-funded warrant to purchase one Class A Ordinary Share (each, a “Pre-Funded Warrant” and collectively, the “Pre-Funded Warrants”) at a purchase price per warrant of $0.36 less $0.0001 with an exercise price equal to $0.0001 per Pre-Funded Warrant), and (ii) warrants to purchase Class A Ordinary Shares consisting of (a) half a Series A-1 Ordinary Warrant to purchase one Class A Share with an exercise price of $0.47 per warrant and (b) half a Series A-2 Ordinary Warrant to purchase one Class A Ordinary Share with an exercise price of $0.54 per warrant (such offering, the “Class A PIPE Financing”).

The Company also entered into subscription agreements (the “Class B Subscription Agreements”) with certain accredited investors (the “Class B PIPE Subscribers”) in an aggregate amount of approximately $49 million, pursuant to which the Company agrees to issue, and the Class B PIPE Subscribers agreed to purchase, units, with each unit consisting of (i) one Class B Ordinary Share at a purchase price of $0.36 per share and (ii) warrants to purchase Class B Ordinary Shares consisting of (a) half a warrant to purchase one Class B Ordinary Shares with an exercise price of $0.47 per warrant (each, a “Series B-1 Ordinary Warrant” and collectively, the “Series B-1 Ordinary Warrants”) and (b) half a warrant to purchase one Class B Ordinary Shares with an exercise price of $0.54 per warrant (each a “Class B-2 Ordinary Warrant” and collectively, the “Series B-2 Ordinary Warrants, and the Series B-2 Warrants together with the Series B-1 Ordinary Warrants, the “Class B Ordinary Warrants”) (such offering, the “Class B PIPE Financing” and collectively with the Class A PIPE Financing, the “PIPE Financing”).

The Class A Ordinary Warrants and Class B Ordinary Warrants are collectively referred to as the “Ordinary Warrants”. The Class A PIPE Subscription Agreements and the Class B PIPE Subscription Agreements are collectively referred to as the “PIPE Subscription Agreements”.

Key investors in the PIPE Financing include Antalpha Capital (HK) Limited (“Antalpha Capital”), a wholly-owned subsidiary of Antalpha Platform Holdings Co. (Nasdaq: ANTA) (“Antalpha”), and Kiara Capital Holding Limited, an entity invested by Antalpha’s management (“Kiara Capital”). The units, the Class A Shares, the Pre-Funded Warrants and the Ordinary Warrants were issued in a private placement in reliance upon an exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

The consideration for the PIPE Financing was cash and/or USDT (Tether), a digital asset.

The net proceeds from the PIPE Financing are intended to be used by the Company to purchase Tether Gold (“XAUt”), a digital asset backed by physical gold, and for working capital and general corporate purposes.

The PIPE Financing closed on October 10, 2025, concurrently with the Primary Purchase and the Secondary Purchase, each as described below.

Pursuant to the PIPE Subscription Agreements, the Company has agreed to use commercially reasonable efforts to file with the Securities and Exchange Commission (the “SEC”), as soon as reasonably practicable following the closing of the PIPE Financing and in any case within 30 calendar days after the closing of the PIPE Financing, a registration statement (the “Registration Statement”), registering the resale of the Class A Shares offered in the PIPE Financing and any Class A Shares issuable upon exercise of the Pre-Funded Warrants and Ordinary Warrants. The Registration Statement is also expected to include Class A Shares sold pursuant to the Secondary Purchase and the Class A Shares issued or issuable upon conversion of the Class B Shares sold and upon exercise of warrants sold pursuant to the Primary Purchase and other Class A Shares that the Company may designate. The Company shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after filing, but no later than sixty business days (excluding any day on which the SEC is closed or not accepting, processing or reviewing filings) following the filing of such Registration Statement.

Antalpha Capital and Kiara Capital have agreed to lock-up restrictions with the Company whereby they will not sell or transfer the Company’s securities for six months following the effectiveness of the Registration Statement, subject to customary exceptions. Additionally, the selling shareholders in the Secondary Purchase, certain officers and directors of the Company, and certain prior PIPE investors of the Company have agreed to similar lock-up restrictions for three months following the effectiveness of the Registration Statement.

The foregoing description of the Series A-1 Ordinary Warrants, the Series A-2 Ordinary Warrants, the Series B-1 Ordinary Warrants, the Series B-2 Ordinary Warrants, the Pre-Funded Warrants, the Class A PIPE Subscription Agreement and the Class B PIPE Subscription Agreement is qualified in its entirety by reference to the complete text of the forms of those agreements, which are attached hereto as Exhibits 4.2, 4.3, 4.4, 4.5, 4.6, 10.2 and 10.3, respectively, to the registration statement of which this prospectus is a part and the terms of which are incorporated by reference herein.

Cohen & Company Securities, LLC, acting through its Cohen & Company Capital Markets division, acted as placement agent in connection with the PIPE Financing.

The Company paid Cohen & Company Securities, LLC, a cash placement fee equal to 5% of the aggregate gross proceeds of the PIPE Financing, excluding any gross proceeds from certain investors, and an equity fee consisting of Class A Shares equal to 1% of the outstanding shares of the Company post-closing. The Company also reimbursed certain reasonable and documented out-of-pocket expenses of Cohen & Company Securities, LLC, in connection with the PIPE Financing, including but not limited to the reasonable fees and disbursements of outside attorneys, up to a maximum of $150,000.

In connection with and upon completion of the PIPE Financing, (i) the Series C ordinary warrants to purchase up to 24,456,522 Class A Shares that were issued pursuant to that certain amended and restated securities purchase agreement dated as of April 19, 2025 (the “April 2025 PIPE Agreement”), (ii) the Series D ordinary warrants to purchase up to 24,456,522 Class A Shares that were issued pursuant to the April 2025 PIPE Agreement, (iii) warrants to purchase up to 2,625,000 Class A Shares that issued in connection with acquisition of InnoSphere Tech Inc., and (iv) warrants to purchase up to 1,875,000 Class A Shares that were issued in connection with acquisition of Tokyo Bay Management Inc. were terminated.

Primary Purchase

On October 7, 2025, the Company entered into a subscription agreement (the “Primary Subscription Agreement”) with Kiara Capital, pursuant to which the Company agreed to issue, and Kiara Capital agreed to purchase, 8,000,000 Class B Shares and warrants (the “Primary Warrants”) to purchase an additional 8,000,000 Class B Shares at an exercise price of $0.01 per share, for an aggregate of purchase price of approximately $1.8 million (the “Primary Purchase”). The Primary Purchase closed concurrently with the PIPE Financing and the Secondary Purchase on October 10, 2025.

The foregoing description of the Primary Subscription Agreement and the Primary Warrants is qualified in its entirety by reference to the complete text of the Primary Subscription Agreement and Primary Warrant, which are attached hereto as Exhibit 10.4 and Exhibit 4.7 to the registration statement of which this prospectus is a part and the terms of which are incorporated by reference herein.

Secondary Purchase

On October 7, 2025, Kiara Capital and certain existing shareholders of the Company named therein (the “Selling Shareholders”) entered into that certain securities purchase agreement (the “Secondary Purchase Agreement”), pursuant to which the Selling Shareholders agreed to sell, and Kiara Capital agreed to purchase, an aggregate of 1,000,000 Class A Shares and 6,167,647 Class B Shares for an aggregate purchase price of $5 million in cash, subject to certain downward adjustments based on the net current liabilities of the Company (the “Secondary Purchase”). On October 7, 2025, the board of directors of the Company (the “Board”) approved the transfer of such Class B Shares underlying the Secondary Purchase pursuant to its then effective memorandum and articles of association.

The Secondary Purchase closed concurrently with the PIPE Financing and the Primary Purchase on October 10, 2025.

The foregoing description of the Secondary Purchase Agreement is qualified in its entirety by reference to the complete text of the Secondary Purchase Agreement, which is attached hereto as Exhibit 10.5 to the registration statement of which this prospectus is a part and the terms of which are incorporated by reference herein.

Term Loan Agreement

On October 10, 2025, Prestige Wealth Management Limited, a wholly-owned subsidiary of the Company, as the borrower, entered into a $50 million term loan agreement (the “Loan Agreement”) with Northstar Digital (HK) Limited, as lender. The term loan is for a three-year period and bears interest at 6% per annum, and will be secured by first priority perfected liens on XAUt of the Company with an aggregate market value of $66,666,667 to be held in a collateral account.

The foregoing description of the Loan Agreement is qualified in its entirety by reference to the complete text of the Loan Agreement, which is attached hereto as Exhibit 10.6 to the registration statement of which this prospectus is a part and the terms of which are incorporated by reference herein.

Changes in Board and Executive Officers

Concurrently with and upon the closing of the PIPE Financing, the Primary Purchase and the Secondary Purchase, Kazuho Komoda, the chief executive officer and chairman of the Board, resigned from the Board, the size of the Board was increased from five to six directors, and Moore Jin Xin, the founder and chief executive officer of Antalpha, and Herman Yu, Head of Strategy of Antalpha were appointed to the Board.

The Company entered into a director agreement (the “Director Agreement”) with each of Moore Jin Xin and Herman Yu pursuant to which each will serve on the Board, and on applicable committees, effective as of the Closing, for a one year term. Each director will not receive compensation under the Director Agreement other than reimbursement of reasonable expenses. The Director Agreements include customary fiduciary duty, confidentiality, conflict-of-interest, non-interference, and Company property provisions, with survival of confidentiality and restrictive covenants and are governed by Cayman Islands law.

The Company also entered into an indemnification agreement (the “Indemnification Agreement”) with each of Moore Jin Xin and Herman Yu that provides indemnification to the fullest extent permitted by applicable law and for advancement of expenses incurred in legal proceedings arising by reason of their service, subject to customary limitations (including exclusions for final adjudications of willful misconduct, certain securities law liabilities, and personal tax matters). The Indemnification Agreements are governed by Cayman Islands law and continue for periods during which claims may be asserted after service ends.

On October 10, 2025, the Company entered into an employment agreement (the “Employment Agreement”) with each of Zimuyin Jiang and Wei Gao. Zimuyin Jiang will serve as the Company’s Chief Accounting Officer and Wei Gao will serve as the Head of Wealth Management. The Employment Agreements include customary confidentiality and intellectual property assignment provisions and impose non-competition and non-solicitation restrictions for one year following termination. The Employment Agreements are governed by Cayman Islands law.

The foregoing description of the Director Agreement, Indemnification Agreement and Employment Agreement are qualified in their entirety by reference to the complete text of the forms of Director Agreement, Indemnification Agreement and Employment Agreement, which are attached hereto as Exhibits 10.7, 10.8 and 10.9, respectively, to the registration statement of which this prospectus is a part and the terms of which are incorporated by reference herein.

On October 10, 2025, the Company appointed Bjorn Schmidtke as Chief Executive Officer and entered into a consulting services agreement (the “Consulting Agreement”) with BD International Services LLC, a Limited Liability Company incorporated and existing under the laws of Wyoming, the United States, and Bjorn Schmidtke, under which Bjorn Schmidtke provides management services to the Company, subject to the direction of the Board. The Consulting Agreement has an indefinite term, unless it is terminated pursuant to the Consulting Agreement or mutually agreed by the parties thereto. The Consulting Agreement provides for compensation and include customary terms such as confidentiality provisions, one-year post-termination non-compete and non-solicitation covenants, termination rights (including for cause by the Company and with advance notice by the consultant), independent contractor status, and is governed by Cayman Islands law.

The foregoing description of the Consulting Agreement is qualified in its entirety by reference to the complete text of the Consulting Agreement, which is attached hereto as Exhibit 10.10 to the registration statement of which this prospectus is a part and the terms of which are incorporated by reference herein.

On October 29, 2025, Wei Gao resigned from the Board and Jackie You was appointed to the Board as an independent director.

On the same day, the compensation committee of the Board was reconstituted where Adam (Xin) He, H. David Sherman and Junlin Bai resigned from the compensation committee, and Moore Jin Xin and Jackie You were appointed as members of the compensation committee, with Moore Jin Xin as the chairman of the Compensation Committee.

On November 20, 2025, the shareholders of the Company adopted resolutions of, among other things, the company name change to “Aurelion Inc.”, increase in authorized share capital, increase of votes per Class B Ordinary share to 50 votes per share, adoption of the Fourth Amended and Restated Memorandum and Articles of Association, authorization to the board to effect a consolidation of the Ordinary Shares of the Company in a range from 2:1 to 100:1 at the board’s discretion, and adoption of Aurelion Inc. 2025 Share Incentive Plan.

On December 11, 2025, each of Adam (Xin) He and Junlin Bai resigned from the Board.

The audit committee of the Board was reconstituted where Jackie You and H. David Sherman were appointed as members of the audit committee, with Jackie You as the chair. Also, on the same date, the nominating and corporate governance committee of the Board was reconstituted where Herman Yu and Jackie You were appointed as members of the nominating committee, with Herman Yu as the chair.

On December 12, 2025, the Company entered into a consulting agreement with a non-affiliated service provider, pursuant to which the service provider was engaged to provide strategic consulting services focused on the further growth and expansion of the Company’s wealth management business and digital asset treasury for a one-year period. As consideration for such services, the Company issued to the service provider a Class A Ordinary Share Purchase Warrant (the “Class A Ordinary Warrant”) to purchase up to 31,698,046 Class A ordinary shares of the Company, par value US$0.000625 per share (unless otherwise approved by the Company), at an exercise price of US$1.00 per share. The Class A Ordinary Warrant is exercisable for a period of ten years. The foregoing description of the Class A Ordinary Warrant is qualified in its entirety by reference to the complete text of the form of the Class A Ordinary Warrant, which is attached as Exhibit 4.9 to the registration statement of which this prospectus is a part and the terms of which are incorporated by reference herein.

IMPLICATIONS OF BEING AN EMERGING GROWTH COMPANY AND A FOREIGN PRIVATE ISSUER

Emerging Growth Company

As a company with less than US$1.235 billion in revenue for the last fiscal year, we qualify as an “emerging growth company” pursuant to the Jumpstart Our Business Startups Act of 2012 (as amended by the Fixing America’s Surface Transportation Act of 2015), or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, in the assessment of the emerging growth company’s internal control over financial reporting. The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. Pursuant to the JOBS Act, we have elected to take advantage of the benefits of this extended transition period for complying with new or revised accounting standards. As a result, our operating results and financial statements may not be comparable to the operating results and financial statements of other companies who have adopted the new or revised accounting standards.

We will remain an emerging growth company until the earliest of (i) the last day of our fiscal year during which we have total annual gross revenues of at least US$1.235 billion; (ii) the last day of our fiscal year following the fifth anniversary of the completion of our initial public offering; (iii) the date on which we have, during the previous three-year period, issued more than US$1.0 billion in non-convertible debt; or (iv) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of the Class A Ordinary Shares that are held by non-affiliates exceeds US$700 million as of the last business day of our most recently completed second fiscal quarter. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above. See “Item 3. Key Information — 3.D. Risk Factors” in the 2024 Annual Report, which is incorporated in this prospectus by reference.

Foreign Private Issuer Status

We are incorporated in the Cayman Islands, and more than 50 percent of our outstanding voting securities are not directly or indirectly held by residents of the United States. Therefore, we are a “foreign private issuer,” as defined in Rule 405 under the Securities Act and Rule 3b-4(c) under the Exchange Act. As a result, we are not subject to the same requirements as U.S. domestic issuers. Under the Exchange Act, we are subject to reporting obligations that, to some extent, are more lenient and less frequent than those of U.S. domestic reporting companies. For example, we are not required to issue quarterly reports or proxy statements. We are not required to disclose detailed individual executive compensation information. Furthermore, our directors and executive officers are not required to report equity holdings under Section 16 of the Exchange Act and are not subject to the insider short-swing profit disclosure and recovery regime. In addition, as a company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the Nasdaq Stock Market corporate governance requirements. Currently, we have elected to follow home country practice in the Cayman Islands in lieu of Nasdaq Listing Rules, including Rule 5065(c)(2)(A), which requires an audit committee be comprised of at least three members, as well as Rule 5635(a), Rule 5635(b), and Rule 5635(d) which require shareholder approval prior to certain share issuances by us. These practices may afford less protection to shareholders than they would enjoy if we complied fully with the Nasdaq Stock Market corporate governance requirements.

RISK FACTORS

Investing in our securities involves risks. Before making an investment decision, you should carefully consider the risks described under “Risk Factors” under the heading “Item 3. Key Information—D. Risk Factors” in the 2025 Annual Report and the risks set forth in Exhibits 10.1 and 10.2 of our Report on Form 6-K filed with the SEC on October 10, 2025, each of which is incorporated in this prospectus by reference, as updated by our subsequent filings under the Exchange Act that are incorporated herein by reference, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus, in light of your particular investment objectives and financial circumstances. In addition to those risk factors, there may be additional risks and uncertainties of which management is not aware or focused on or that management deems immaterial. Our business, financial condition, or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment. See sections titled “Where You Can Find Additional Information” and “Incorporation of Information by Reference” of this prospectus.

Additionally, investing in our securities is subject to the following risk factors.

If we fail to meet applicable listing requirements, Nasdaq may delist our Class A Ordinary Shares, which could materially adversely affect the liquidity and market price of our Class A Ordinary Shares.

We cannot assure you that we will be able to meet the continued listing standards of Nasdaq in the future. If we fail to comply with applicable listing standards and Nasdaq delists our Class A Ordinary Shares, we and our shareholders could face significant adverse consequences, including:

●	a limited availability of market quotations for our Class A Ordinary Shares;
●	reduced liquidity for our Class A Ordinary Shares;
●	our Class A Ordinary Shares being designated as “penny stock,” which could further reduce trading activity;
●	limited news and analyst coverage; and
●	a reduced ability to issue additional equity securities or obtain equity or debt financing.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or pre-empts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Because our Class A Ordinary Shares are listed on Nasdaq, such securities are covered securities. Although the states are pre-empted from regulating the sale of our securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. Further, if we were no longer listed on Nasdaq, our securities would not be covered securities and we would be subject to regulations in each state in which we offer our securities.

On April 1, 2025, we received a written notice from the Nasdaq Listing Qualifications Department notifying us that the closing bid price of our Class A Ordinary Shares had been below $1.00 per share for a period of 30 consecutive business days and that we were not in compliance with the minimum bid price requirement for continued listing on Nasdaq under Nasdaq Listing Rule 5550(a)(2) (the “Bid Price Rule”). Nasdaq provided us an initial 180-calendar-day compliance period, or until September 29, 2025, to regain compliance with the Bid Price Rule. On October 1, 2025, we received a second written notice from Nasdaq advising us that we had not regained compliance by the end of the initial compliance period but that we were granted an additional 180-calendar-day compliance period, or until March 30, 2026, to regain compliance with the Bid Price Rule. If we do not demonstrate compliance by March 30, 2026, Nasdaq has indicated that it will notify us that our Class A Ordinary Shares are subject to delisting, subject to our right to request a hearing before a Nasdaq Hearings Panel.

On November 20, 2025, we obtained shareholder approval to effect a consolidation of the Ordinary Shares of the Company in a range from 2:1 to 100:1, conditional upon the approval of our Board (such final ratio, as determined by our board of directors, the “Share Consolidation Ratio,” and such consolidation, the “Share Consolidation”). The principal purpose of the Share Consolidation is to increase the per share market price of our Ordinary Shares in order to regain compliance with the Bid Price Rule. However, there can be no assurance that the Share Consolidation, if effectuated, will have the desired result and that we will be able to maintain our listing on Nasdaq. Even if we effect the Share Consolidation and maintain our listing, our Ordinary Shares may continue to trade at relatively low price levels, which could hinder our ability to attract institutional or other potential investors. Furthermore, the price per Ordinary Share after the Share Consolidation, if effected, may not reflect the Share Consolidation and the price per share following the effective time of the Share Consolidation may not be maintained for any period following the Share Consolidation. Any increase in the market price of our Ordinary Shares following the Share Consolidation, if any, may not be proportional to the Share Consolidation Ratio and may not be sustained for any meaningful period of time, and even if our Ordinary Shares initially satisfy Nasdaq’s minimum bid price requirement, there can be no assurance that they will continue to do so. In many cases, the market price of a company’s shares declines after a share consolidation. Accordingly, the total market capitalization of our Ordinary Shares following the contemplated Share Consolidation may be lower than before the Share Consolidation. Similarly, the trading liquidity of our Ordinary Shares could be adversely affected by the reduced number of shares outstanding after the Share Consolidation. If we do not regain compliance with the Bid Pric Rule, Nasdaq may delist our Class A Ordinary Shares.

In addition, the Share Consolidation could result in a decrease in our overall market capitalization. If the market price of our Class A Ordinary Shares does not increase in proportion to the Share Consolidation ratio, or declines following the Share Consolidation, the aggregate market value of our Class A Ordinary Shares could be lower than prior to the Share Consolidation. Accordingly, there can be no assurance that the Share Consolidation, if effected, will prevent future non-compliance with Nasdaq’s continued listing standards or that Nasdaq will not delist our Class A Ordinary Shares.

Certain shareholders may have significant control over our management.

As of October 10, 2025, Antalpha Capital owns an aggregate of 119,444,446 Ordinary Shares, which currently constitutes approximately 32.4% of our issued and outstanding Ordinary Shares and approximately 73.1% of the voting power of our issued and outstanding share capital, and also hold warrants to purchase 119,444,446 Ordinary Shares. As a result, Antalpha Capital may have a significant influence on our affairs and management, as well as on all matters requiring member approval, including electing and removing members of our Board, causing us to engage in transactions with affiliates entities, causing or restricting our sale or merger, and certain other matters. As our controlling shareholder, Antalpha Capital could delay, defer or prevent a change in control of us even when such a change of control would be in the best interests of our shareholders.

We may be or become a passive foreign investment company (“PFIC”), which could result in adverse U.S. federal income tax consequences to U.S. Holders of the Class A Ordinary Shares and Ordinary Warrants.

A non-U.S. corporation, such as our company, will be classified as a PFIC for U.S. federal income tax purposes for any taxable year if either (i) at least 75% of its gross income for such year consists of certain types of “passive” income; or (ii) at least 50% of the value of its assets (generally determined on the basis of a quarterly average) during such year is attributable to assets that produce passive income or are held for the production of passive income. Due to lack of authority and guidance from the IRS, the characterization of XAUt and other digital assets, and transactions involving XAUt and other digital assets, for purposes of the PFIC rules is uncertain. Because ownership of XAUt represents ownership of physical gold, which generally is treated as a passive asset for purposes of the PFIC rules, there may be heightened risk that XAUt is a passive asset for such purposes.

There can be no assurance regarding our PFIC status for the current taxable year or foreseeable future taxable years because our PFIC status is a factual determination made annually that will depend, in part, upon the composition of our income and assets and includes the uncertainty under the PFIC rules with respect to XAUt and other digital assets and transactions involving XAUt and other digital assets. The value of our assets, including the value of our goodwill and unbooked intangibles, may be determined in part by reference to the market price of our ordinary shares from time to time (which may be volatile). In addition, the composition of our income and assets will be affected by how, and how quickly, we spend our liquid assets. If our revenue from activities that produce passive income significantly increases relative to our revenue from activities that produce non-passive income, or in which we determine not to deploy significant amounts of cash and/or XAUt for active purposes, our risk of becoming classified as a PFIC may increase.

If we are a PFIC for any taxable year during which a U.S. Holder (as defined below) holds the Ordinary Securities, the U.S. Holder may be subject to certain adverse U.S. federal income tax consequences. Please see “Material U.S. Federal Income Tax Considerations to U.S. Holders - Passive Foreign Investment Company Status.”

THE OFFERING

We may offer Class A Ordinary Shares, warrants to purchase Class A Ordinary Shares or units consisting of Class A Ordinary shares or warrants, or any other combination of these securities from time to time, in one or more offerings, at prices and on terms described in one or more supplements to this prospectus. The aggregate initial offering price of the securities that we may offer and sell under this prospectus will not exceed $500 million. The warrants that we may offer will consist of warrants to purchase any of the other securities that may be sold under this prospectus. The securities offered under this prospectus may be offered separately, together, or in separate series, and in amounts, at prices and on terms to be determined at the time of sale.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities under this shelf registration, we will provide a prospectus supplement that will contain certain specific information about the terms of that offering, including a description of any risks related to the offering, if those terms and risks are not described in this prospectus. A prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the information in the prospectus supplement. The registration statement we filed with the SEC includes exhibits that provide more details on the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC and the accompanying prospectus supplement together with additional information described under the headings “Incorporation of Certain Information by Reference” before investing in any of the securities offered.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, information incorporated by reference, we intend to use the net proceeds from the sale of securities to acquire XAUt, for working capital, and for other general corporate purposes.

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands exempted company with limited liability and our affairs are governed by our memorandum and articles of association, the Companies Act (As Revised) of the Cayman Islands, which is referred to as the Companies Act below, and the common law of the Cayman Islands.

As of the date of this prospectus, our authorized share capital is US$6,875,000 divided into: (i) 10,000,000,000 Class A Ordinary Shares of par value of US$0.000625 each, each with one vote per share, and (ii) 1,000,000,000 Class B Ordinary Shares of par value of US$0.000625 each, each with 50 votes per share.

As of the date of this prospectus, there are 193,473,175.2 Class A Ordinary Shares and 152.515.144.8 Class B Ordinary Shares issued and outstanding.

The following are summaries of material provisions of our Fourth Amended and Restated Memorandum and Articles of Association and of the Companies Act, insofar as they relate to the material terms of our ordinary shares.

Objects of Our Company. Under our Fourth Amended and Restated Memorandum and Articles of Association, the objects of our company are unrestricted, and we are capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit, as provided by section 27(2) of the Companies Act.

Ordinary Shares. Our ordinary shares are issued in registered form and are issued when registered in our register of members. We may not issue shares to bearer. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their shares.

Dividends. The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors. Our Fourth Amended and Restated Memorandum and Articles of Association provide that dividends may be declared and paid out of the funds of our company lawfully available therefor. Under the laws of the Cayman Islands, our company may pay a dividend out of either profit or share premium account; provided that in no circumstances may a dividend be paid out of our share premium if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business.

Voting Rights. Each Class A Ordinary Share carries one vote and each Class B Ordinary Share carries 50 votes, at a meeting at which all classes of shares are entitled to vote at. Voting at any meeting of shareholders is by show of hands unless a poll is demanded. A poll may be demanded by:

●	the chairperson of such meeting;

●	by at least three shareholders present in person or by proxy for the time being entitled to vote at the meeting;

●	by shareholder(s) present in person or by proxy representing not less than one-tenth of the total voting rights of all shareholders having the right to vote at the meeting; and

●	by shareholder(s) present in person or by proxy and holding shares in us conferring a right to vote at the meeting being shares on which an aggregate sum has been paid up equal to not less than one-tenth of the total sum paid up on all shares conferring that right.

An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast at a meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast attaching to the issued and outstanding ordinary shares at a meeting. A special resolution will be required for important matters such as a change of name, making changes to our Fourth Amended and Restated Memorandum and Articles of Association, a reduction of our share capital and the winding up of our company. Our shareholders may, among other things, divide or combine their shares by ordinary resolution.

General Meetings of Shareholders. As a Cayman Islands exempted company, we are not obliged by the Companies Act to call shareholders’ annual general meetings. Our Fourth Amended and Restated Memorandum and Articles of Association provide that we shall, if required by the Companies Act, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it, and the annual general meeting shall be held at such time and place as may be determined by our directors. General meetings, including annual general meetings, may be held at such times and in any location in the world as may be determined by the Board. A general meeting or any class meeting may also be held by means of such telephone, electronic or other communication facilities as to permit all persons participating in the meeting to communicate with each other, and participation in such a meeting constitutes presence at such meeting.

Shareholders’ general meetings may be convened by the chairperson of our board of directors or by a majority of our board of directors. Advance notice of at least ten clear days is required for the convening of our annual general shareholders’ meeting (if any) and any other general meeting of our shareholders. A quorum required for any general meeting of shareholders consists of, at the time when the meeting proceeds to business, two shareholders holding shares which carry in aggregate (or representing by proxy) not less than one-third of all votes attaching to issued and outstanding shares in our company entitled to vote at such general meeting.

The Companies Act does not provide shareholders with any right to requisition a general meeting or to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our Fourth Amended and Restated Memorandum and Articles of Association provide that upon the requisition of any one or more of our shareholders holding shares which carry in aggregate not less than one-third of all votes attaching to the issued and outstanding shares of our company entitled to vote at general meetings, our board will convene an extraordinary general meeting and put the resolutions so requisitioned to a vote at such meeting. However, our Fourth Amended and Restated Memorandum and Articles of Association do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.

Conversion of Class B Ordinary Shares. Subject to: (1) the provisions hereof and to compliance with all fiscal and other laws and regulations applicable thereto, including the Act; and (2) to approval of the Directors, each Class B Ordinary Share shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such Class B Ordinary Share, at the office of the Company or any transfer agent for such Class B Ordinary Share, into one fully paid and non-assessable Class A Ordinary Share.

Transfer of Ordinary Shares. Subject to the restrictions set out below, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or in a form prescribed by Nasdaq or any other form approved by our board of directors. Notwithstanding the foregoing, ordinary shares may also be transferred in accordance with the applicable rules and regulations of Nasdaq.

Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our board of directors may also decline to register any transfer of any ordinary share unless:

●	the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

●	the instrument of transfer is in respect of only one class of ordinary shares;

●	the instrument of transfer is properly stamped, if required;

●	in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four; and

●	a fee of such maximum sum as the Nasdaq may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.

If our directors refuse to register a transfer they shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, after compliance with any notice required in accordance with the rules of the Nasdaq, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine; provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year as our board may determine.

Additionally, transfer of any Class B Ordinary Share shall be subject to: (1) the provisions hereof and to compliance with all fiscal and other laws and regulations applicable thereto, including the Act; and (2) approval of the board of directors.

Liquidation. On the winding up of our company, if the assets available for distribution amongst our shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst our shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to our company for unpaid calls or otherwise. If our assets available for distribution are insufficient to repay all of the paid-up capital, such the assets will be distributed so that, as nearly as may be, the losses are borne by our shareholders in proportion to the par value of the shares held by them.

Calls on Shares and Forfeiture of Shares. Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 days prior to the specified time and place of payment. The shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption, Repurchase and Surrender of Shares. We may issue shares on terms that such shares are subject to redemption, at our option or at the option of the holders of these shares, on such terms and in such manner as may be determined by our board of directors. Our company may also repurchase any of our shares on such terms and in such manner as have been approved by our board of directors. Under the Companies Act, the redemption or repurchase of any share may be paid out of our company’s profits, share premium or out of the proceeds of a new issue of shares made for the purpose of such redemption or repurchase, or out of capital if our company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding or (c) if the company has commenced liquidation. In addition, our company may accept the surrender of any fully paid share for no consideration.

Variations of Rights of Shares. Whenever the capital of our company is divided into different classes the rights attached to any such class may, subject to any rights or restrictions for the time being attached to any class, only be varied with the sanction of a resolution passed by a majority of two-thirds of the votes cast at a separate meeting of the holders of the shares of that class. The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation, allotment or issue of further shares ranking pari passu with such existing class of shares.

Issuance of Additional Shares. Our Fourth Amended and Restated Memorandum and Articles of Association authorizes our board of directors to issue additional ordinary shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares.

Our Fourth Amended and Restated Memorandum and Articles of Association also authorizes our board of directors to establish from time to time one or more series of preferred shares and to determine, with respect to any series of preferred shares, the terms and rights of that series, including, among other things:

●	the designation of the series;

●	the number of shares of the series;

●	the dividend rights, dividend rates, conversion rights and voting rights; and

●	the rights and terms of redemption and liquidation preferences.

In addition, before issuance, our board of directors would determine terms of preferred shares, including, among other things:

●	whether or not the dividends will be cumulative or not cumulative and if cumulative the date when they will begin to accumulate;

●	the procedures for any auction and remarketing, if any;

●	the provisions for a sinking fund, if any;

●	the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;

●	any listing of the preferred shares on any securities exchange or market;

●	whether the preferred shares will be convertible into our ordinary shares, and, if applicable, the conversion price, or how it will be calculated, and the conversion period;

●	voting rights, if any, of the preferred shares;

●	preemptive rights, if any;

●	restrictions on transfer, sale or other assignment, if any;

●	whether interests in the preferred shares will be represented by depositary shares;

●	the relative ranking and preferences of the preferred shares as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;

●	any limitations on the issuance of any class or series of preferred shares ranking senior to or on a parity with the series of preferred shares as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;

●	any other specific terms, preferences, rights or limitations of, or restrictions on, the preferred shares.

Our board of directors may issue preferred shares without action by our shareholders to the extent of available authorized but unissued shares. Issuance of these shares may dilute the voting power of holders of ordinary shares.

Inspection of Books and Records. Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, our Fourth Amended and Restated Memorandum and Articles of Association have provisions that provide our shareholders the right to inspect our register of members without charge, and to receive our annual audited financial statements. See “Where You Can Find Additional Information.”

Anti-Takeover Provisions. Some provisions of our Fourth Amended and Restated Memorandum and Articles of Association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that:

●	authorize our board of directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by our shareholders; and

●	limit the ability of shareholders to requisition and convene general meetings of shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our Fourth Amended and Restated Memorandum and Articles of Association for a proper purpose and for what they believe in good faith to be in the best interests of our company.

Exempted Company. We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

●	is not required to open its register of members for inspection;

●	does not have to hold an annual general meeting;

●	may have a capital divided into shares of no par value;

●	may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

●	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	may register as an exempted limited duration company; and

●	may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on that shareholder’s shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Differences in Corporate Law

The Companies Act is derived, to a large extent, from the older Companies Acts of England but does not follow recent English statutory enactments and accordingly there are significant differences between the Companies Act and the current Companies Act of England. In addition, the Companies Act differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements. The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The plan must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose, a company is a “parent” of a subsidiary if it holds issued shares that together represent at least ninety percent (90%) of the votes at a general meeting of the subsidiary.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain limited circumstances, a shareholder of a Cayman constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation, provided the dissenting shareholder complies strictly with the procedures set out in the Companies Act. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

Separate from the statutory provisions relating to mergers and consolidations, the Companies Act also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by seventy-five percent in value of the members or class of members, as the case may be, with whom the arrangement is to be made and a majority in number of each class of creditors with whom the arrangement is to be made, and who must in addition represent seventy-five percent in value of each such class of creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

●	the statutory provisions as to the required majority vote have been met;

●	the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

●	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

●	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

The Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of a dissentient minority shareholder upon a tender offer. When a tender offer is made and accepted by holders of 90% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction by way of scheme of arrangement is thus approved and sanctioned, or if a tender offer is made and accepted, in accordance with the foregoing statutory procedures, a dissenting shareholder would have no rights comparable to appraisal rights, save that objectors to a takeover offer may apply to the Grand Court of the Cayman Islands for various orders that the Grand Court of the Cayman Islands has a broad discretion to make, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

The Companies Act also contains statutory provisions which provide that a company may present a petition to the Grand Court of the Cayman Islands for the appointment of a restructuring officer on the grounds that the company (a) is or is likely to become unable to pay its debts within the meaning of section 93 of the Companies Act; and (b) intends to present a compromise or arrangement to its creditors (or classes thereof) either, pursuant to the Companies Act, the law of a foreign country or by way of a consensual restructuring. The petition may be presented by a company acting by its directors, without a resolution of its members or an express power in its articles of association. On hearing such a petition, the Cayman Islands court may, among other things, make an order appointing a restructuring officer or make any other order as the court thinks fit.

Shareholders’ Suits. In principle, we will normally be the proper plaintiff and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands courts can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge actions where:

●	a company acts or proposes to act illegally or ultra vires;

●	the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

●	those who control the company are perpetrating a “fraud on the minority.”

Indemnification of Directors and Executive Officers and Limitation of Liability. Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against the indemnified person’s own fraud, dishonesty, willful default or willful neglect or the consequences of committing a crime. Our Fourth Amended and Restated Memorandum and Articles of Association provide that that we shall indemnify our directors and officers, and their personal representatives, against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such persons, other than by reason of such person’s dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

In addition, we have entered into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our Fourth Amended and Restated Memorandum and Articles of Association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties. Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company — a duty to act in good faith in the best interests of the company, a duty not to make a personal profit based on his position as director (unless the company permits him to do so), a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third party and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care.

Shareholder Action by Written Consent. Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. The Cayman Companies Act allows a special resolution to be passed in writing if signed by all the voting shareholders (if authorized by the memorandum and articles of association).

Shareholder Proposals. Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Act does not provide shareholders with any right to requisition a general meeting or to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our Fourth Amended and Restated Articles of Association allow our shareholders holding shares which carry in aggregate not less than one-third of all votes attaching to the issued and outstanding shares of our company entitled to vote at general meetings to requisition an extraordinary general meeting of our shareholders, in which case our board is obliged to convene an extraordinary general meeting and to put the resolutions so requisitioned to a vote at such meeting. Other than this right to requisition a shareholders’ meeting, our Fourth Amended and Restated Articles of Association do not provide our shareholders with any other right to put proposals before annual general meetings or extraordinary general meetings. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings.

Cumulative Voting. Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our Fourth Amended and Restated Articles of Association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors. Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our Fourth Amended and Restated Articles of Association, subject to certain restrictions as contained therein, directors may be removed with or without cause, by an ordinary resolution of our shareholders. An appointment of a director may be on terms that the director shall automatically retire from office (unless he has sooner vacated office) at the next or a subsequent annual general meeting or upon any specified event or after any specified period in a written agreement between the company and the director, if any; but no such term shall be implied in the absence of express provision. Under our Fourth Amended and Restated Articles of Association, a director’s office shall be vacated if the director (i) becomes bankrupt or has a receiving order made against him or suspends payment or compounds with his creditors; (ii) is found to be or becomes of unsound mind or dies; (iii) resigns his office by notice in writing to the company; (iv) without special leave of absence from our board of directors, is absent from three consecutive meetings of the board and the board resolves that his office be vacated; (v) is prohibited by law from being a director or; (vi) is removed from office pursuant to the laws of the Cayman Islands or any other provisions of our Fourth Amended and Restated Memorandum and Articles of Association.

Transactions with Interested Shareholders. The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding up. Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Variation of Rights of Shares. Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our Fourth Amended and Restated Articles of Association, if our share capital is divided into more than one class of shares, the rights attached to any such class may only be varied with the sanction of a resolution passed by a majority of two-thirds of the votes cast at a separate meeting of the holders of the shares of that class.

Amendment of Governing Documents. Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under Cayman Islands law, our Fourth Amended and Restated Memorandum and Articles of Association may only be amended with a special resolution of our shareholders.

Rights of Non-resident or Foreign Shareholders. There are no limitations imposed by our Fourth Amended and Restated Memorandum and Articles of Association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our Fourth Amended and Restated Memorandum and Articles of Association governing the ownership threshold above which shareholder ownership must be disclosed.

DESCRIPTION OF WARRANTS

General

We may issue warrants to purchase our securities. We may issue the warrants independently or together with any underlying securities, and the warrants may be attached or separate from the underlying securities. We may also issue a series of warrants under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.

The following description is a summary of selected provisions relating to the warrants that we may issue. The summary is not complete. When warrants are offered in the future, a prospectus supplement, information incorporated by reference, or a free writing prospectus, as applicable, will explain the particular terms of those securities and the extent to which these general provisions may apply. The specific terms of the warrants as described in a prospectus supplement, information incorporated by reference, or free writing prospectus will supplement and, if applicable, may modify or replace the general terms described in this section.

This summary and any description of warrants in the applicable prospectus supplement, information incorporated by reference, or free writing prospectus is subject to and is qualified in its entirety by reference to all the provisions of any specific warrant document or agreement, if applicable. We will file each of these documents, as applicable, with the SEC and incorporate them by reference as an exhibit to the registration statement of which this prospectus is a part on or before the time we issue a series of warrants. See “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference” below for information on how to obtain a copy of a warrant document when it is filed.

When we refer to a series of warrants, we mean all warrants issued as part of the same series under the applicable warrant agreement.

Terms

The applicable prospectus supplement, information incorporated by reference, or free writing prospectus, may describe the terms of any warrants that we may offer, including, but not limited to, the following:

●	the title of the warrants;

●	the total number of warrants;

●	the price or prices at which the warrants will be issued;

●	the price or prices at which the warrants may be exercised;

●	the currency or currencies that investors may use to pay for the warrants;

●	the date on which the right to exercise the warrants will commence and the date on which the right will expire;

●	whether the warrants will be issued in registered form;

●	information with respect to book-entry procedures, if any;

●	if applicable, the minimum or maximum amount of warrants that may be exercised at any one time;

●	if applicable, the designation and terms of the underlying securities with which the warrants are issued and the number of warrants issued with each underlying security;

●	if applicable, the date on and after which the warrants and the related underlying securities will be separately transferable;

●	if applicable, a discussion of material federal income tax considerations;

●	if applicable, the terms of redemption of the warrants;

●	the identity of the warrant agent, if any;

●	the procedures and conditions relating to the exercise of the warrants; and

●	any other terms of the warrants, including terms, procedures, and limitations relating to the exchange and exercise of the warrants.

Warrant Agreement

We may issue the warrants in one or more series under one or more warrant agreements, each to be entered into between us and a bank, trust company, or other financial institution as warrant agent. We may add, replace, or terminate warrant agents from time to time. We may also choose to act as our own warrant agent or may choose one of our subsidiaries to do so.

The warrant agent under a warrant agreement will act solely as our agent in connection with the warrants issued under that agreement. Any holder of warrants may, without the consent of any other person, enforce by appropriate legal action, on its own behalf, its right to exercise those warrants in accordance with their terms.

Form, Exchange, and Transfer

We will issue the warrants in registered form. Warrants issued in registered form, i.e., book-entry form, will be represented by a global security registered in the name of a depository, which will be the holder of all the warrants represented by the global security. Those investors who own beneficial interests in a global warrant will do so through participants in the depository’s system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depository and its participants.

Prior to the exercise of their warrants, holders of warrants exercisable for Class A Ordinary Shares or Class B Ordinary Shares will not have any rights of holders of Class A Ordinary Shares or Class B Ordinary Shares and will not be entitled to dividend payments, if any, or voting rights of the Class A Ordinary Shares or Class B Ordinary Shares.

Exercise of Warrants

A warrant will entitle the holder to purchase for cash an amount of securities at an exercise price that will be stated in, or that will be determinable as described in, the applicable prospectus supplement, information incorporated by reference, or free writing prospectus. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable offering material. After the close of business on the expiration date, unexercised warrants will become void. Warrants may be redeemed as set forth in the applicable offering material.

Warrants may be exercised as set forth in the applicable offering material. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable offering material, we will forward, as soon as practicable, the securities purchasable upon such exercise. If less than all of the warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

DESCRIPTION OF UNITS

We may issue units composed of any combination of our securities. We will issue each unit so that the holder of the unit is also the holder of each security included in the unit. As a result, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

The following description is a summary of selected provisions relating to units that we may offer. The summary is not complete. When units are offered in the future, a prospectus supplement, information incorporated by reference, or a free writing prospectus, as applicable, will explain the particular terms of those securities and the extent to which these general provisions may apply. The specific terms of the units as described in a prospectus supplement, information incorporated by reference, or free writing prospectus will supplement and, if applicable, may modify or replace the general terms described in this section.

This summary and any description of units in the applicable prospectus supplement, information incorporated by reference, or free writing prospectus, is subject to and is qualified in its entirety by reference to the unit agreement, collateral arrangements, and depositary arrangements, if applicable. We will file each of these documents, as applicable, with the SEC and incorporate them by reference as an exhibit to the registration statement of which this prospectus is a part on or before the time we issue a series of units. See “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference” below for information on how to obtain a copy of a document when it is filed.

The applicable prospectus supplement, information incorporated by reference, or free writing prospectus may describe:

●	The designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

●	Any provisions for the issuance, payment, settlement, transfer, or exchange of the units or of the securities composing the units;

●	Whether the units will be issued in fully registered or global form; and

●	Any other terms of the units.

The applicable provisions described in this section, as well as those described under “Description of Share Capital,” “Description of Warrants,” above, will apply to each unit and to each security included in each unit, respectively.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus from time to time in one or more transactions, pursuant to one or more of the following methods:

●	through agents;

●	to dealers or underwriters;

●	in “at the market offerings” within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange, or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers; or

●	through a combination of any such methods of sale.

The prospectus supplement with respect to the securities may state or supplement the terms of the offering of the securities.

In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders. In some cases, we or dealers acting for us or on our behalf may also repurchase securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.

Our securities distributed by any of these methods may be sold to the public, in one or more transactions, either:

●	at a fixed price or prices, which may be changed;

●	at market prices prevailing at the time of sale;

●	at prices related to prevailing market prices; or

●	at negotiated prices.

The prospectus supplement relating to any offering will identify or describe:

●	any terms of the offering;

●	any underwriter, dealers or agents;

●	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

●	the net proceeds to us;

●	the purchase price of the securities;

●	any delayed delivery arrangement;

●	any over-allotment options under which underwriters may purchase additional securities from us;

●	the public offering price;

●	any discounts or concessions allowed or reallowed or paid to dealers; and

●	any exchange on which the securities will be listed.

If we use underwriters for a sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. The underwriters will be obligated to purchase all the securities of the series offered if they purchase any of the securities of that series. We may change from time to time any public offering price and any discounts or concessions the underwriters allow or reallow or pay to dealers. We may use underwriters with whom we have a material relationship. The prospectus supplement will include the names of the principal underwriters the respective amount of securities underwritten, the nature of the obligation of the underwriters to take the securities and the nature of any material relationship between an underwriter and us.

If dealers are used in the sale of securities offered through this prospectus, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The prospectus supplement will include the names of the dealers and the terms of the transaction.

We may designate agents who agree to use their reasonable efforts to solicit purchases for the period of their appointment or to sell securities on a continuing basis.

We may also sell securities directly to one or more purchasers without using underwriters or agents. Such securities may also be sold through agents designated from time to time. The prospectus supplement will name any agent involved in the offer or sale of the offered securities and will describe any commissions payable to the agent by us. Unless otherwise indicated in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment. We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. The terms of any such sales will be described in the prospectus supplement.

Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act, and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation. We may have agreements with the underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us in the ordinary course of their businesses.

If the prospectus supplement indicates, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.

Unless otherwise specified in the applicable prospectus supplement or any free writing prospectus, each class or series of securities offered will be a new issue with no established trading market, other than our Class A ordinary shares, which are listed on the Nasdaq Capital Market. We may elect to list any other class or series of securities on any exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

Material U.S. Federal Income Tax Considerations

General

The following is a general discussion of certain material U.S. federal income tax consequences to U.S. Holders (as defined below) of the acquisition, ownership and disposition of our Class A Ordinary Shares and Ordinary Warrants (the “Ordinary Securities”). No ruling has been requested or will be obtained from the Internal Revenue Service (the “IRS”) regarding the U.S. federal income tax consequences of the acquisition, ownership and disposition of the Ordinary Securities; thus, there can be no assurance that the IRS will not challenge the U.S. federal income tax treatment described below or that, if challenged, such treatment will be sustained by a court.

This summary is limited to U.S. federal income tax considerations relevant to U.S. Holders that hold the Ordinary Securities as “capital assets” within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be important to holders in light of their individual circumstances, including holders subject to special treatment under the U.S. tax laws, such as, for example:

●	our officers or directors;

●	banks, financial institutions or financial services entities;

●	broker-dealers;

●	taxpayers that are subject to the mark-to-market accounting rules;

●	tax-exempt entities;

●	S-corporations, partnerships and other pass-through entities or arrangements for U.S. federal income tax purposes, and any owners of any such entities or arrangements;

●	governments or agencies or instrumentalities thereof;

●	insurance companies;

●	regulated investment companies;

●	real estate investment trusts;

●	expatriates or former long-term residents of the United States;

●	persons that actually or constructively own five percent or more of our shares by vote or value;

●	persons that acquired the Ordinary Securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation or in connection with services;

●	persons subject to the alternative minimum tax or the base erosion and anti-abuse tax;

●	persons that hold the Ordinary Securities as part of a straddle, constructive sale, hedging, conversion or other integrated or similar transaction; or

●	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar.

As used in this annual report, the term “U.S. Holder” means a beneficial owner of the Ordinary Securities that is for U.S. federal income tax purposes:

●	an individual citizen or resident of the United States;

●	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

●	a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (B) it has in effect under applicable U.S. Treasury regulations a valid election to be treated as a U.S. person.

Moreover, the discussion below is based upon the provisions of the Code, the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof. Those authorities may be repealed, revoked, modified or subject to differing interpretations, possibly on a retroactive basis, so as to result in U.S. federal income tax consequences different from those discussed below. Furthermore, this discussion does not address any aspect of U.S. federal non-income tax laws, such as gift or estate tax laws, state, local or non-U.S. tax laws, or the Medicare tax on net investment income.

This discussion does not consider the tax treatment of partnerships (including any entity or arrangement classified as a partnership for U.S. federal income tax purposes) or other pass-through entities for U.S. federal income tax purposes or persons who hold the Ordinary Securities through such entities. If a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of the Ordinary Securities, the U.S. federal income tax treatment of the partnership or a partner in the partnership will generally depend on the status of the partner and the activities of the partner and the partnership. If you are a partnership or a partner of a partnership holding the Ordinary Securities, we urge you to consult your tax advisor.

This summary does not purport to be a comprehensive analysis or description of all potential U.S. federal income tax consequences of acquiring, owning and disposing of the Ordinary Securities. Holders of the Ordinary Securities should consult with their tax advisors regarding the particular tax consequences to them of the acquisition, ownership and disposition of the Ordinary Securities, including the applicability and effects of U.S. federal, state, local, and other tax laws.

Taxation of Distributions

Subject to the possible applicability of the PFIC rules discussed below under “Passive Foreign Investment Company Status,” if we make a distribution of cash or other property on our Class A Ordinary Shares, a U.S. Holder will generally be required to include in gross income as a dividend the amount of any distribution paid on our Class A Ordinary Shares to the extent the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Such dividends paid by us will be taxable to a corporate U.S. Holder at regular rates. Subject to the PFIC rules described below, distributions in excess of such earnings and profits will generally be applied against and reduce the U.S. Holder’s basis in our Class A Ordinary Shares (but not below zero) and, to the extent in excess of such basis, will generally be treated as capital gain from the sale or exchange of such Class A Ordinary Shares (see “Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Ordinary Shares and Warrants” below). If we do not provide calculations of our earnings and profits under U.S. federal income tax principles, a U.S. Holder should expect all cash distributions to be reported as dividends for U.S. federal income tax purposes. Any dividend will generally not be eligible for the dividends received deduction allowed to corporations in respect of dividends received from U.S. corporations.

With respect to non-corporate U.S. Holders, under tax laws currently in effect and subject to certain exceptions, dividends will generally be taxed at the lower applicable long-term capital gains rate (see “Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Ordinary Shares and Warrants” below) provided that our Class A Ordinary Shares are readily tradable on an established securities market in the United States, and we are not treated as a PFIC in the year the dividend is paid or in the preceding year and certain holding period and other requirements are met. U.S. Treasury Department guidance indicates that shares listed on NASDAQ (on which the Class A Ordinary Shares are listed) will be considered readily tradable on an established securities market in the United States. Even if the Class A Ordinary Shares are listed on NASDAQ, there can be no assurance that our Class A Ordinary Shares will be considered readily tradable on an established securities market in future years. U.S. Holders should consult their tax advisors regarding the availability of such lower rate for any dividends paid with respect to Class A Ordinary Shares.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of the Ordinary Securities

Subject to the PFIC rules described below under “Passive Foreign Investment Company Status,” a U.S. Holder will generally recognize capital gain or loss on the sale or other taxable disposition of the Ordinary Securities in an amount equal to the difference between (i) the amount of cash and the fair market value of any property received in the disposition and (ii) such U.S. Holder’s adjusted tax basis in the Ordinary Securities disposed. A U.S. Holder’s adjusted tax basis in its Ordinary Securities will generally equal the U.S. Holder’s acquisition cost reduced by any prior distributions treated as a return of capital. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for such Ordinary Securities exceeds one year. Long-term capital gain realized by a non-corporate U.S. Holder is currently eligible to be taxed at reduced rates. The deduction of capital losses is subject to certain limitations.

Passive Foreign Investment Company Status

We may be, or may become a “passive foreign investment company”, or “PFIC”, within the meaning of Section 1297(a) of the Code. The treatment of U.S. Holders of the Ordinary Securities could be materially different from that described above if we are or will be treated as a PFIC.

A non-U.S. corporation is a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income, or (ii) at least 50% of its assets in a taxable year (ordinarily determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. Due to lack of authority and guidance from the IRS, the characterization of XAUt and other digital assets, and transactions involving XAUt and other digital assets, for purposes of the PFIC rules is uncertain. Because ownership of XAUt represents ownership of physical gold, which generally is treated as a passive asset for purposes of the PFIC rules, there may be heightened risk that XAUt is a passive asset for such purposes.

There can be no assurance regarding our PFIC status for the current taxable year or foreseeable future taxable years because our PFIC status is a factual determination made annually that will depend, in part, upon the composition of our income and assets and includes the uncertainty under the PFIC rules with respect to XAUt and other digital assets and transactions involving XAUt and other digital assets. The value of our assets, including the value of our goodwill and unbooked intangibles, may be determined in part by reference to the market price of our ordinary shares from time to time (which may be volatile). In addition, the composition of our income and assets will be affected by how, and how quickly, we spend our liquid assets. If our revenue from activities that produce passive income significantly increases relative to our revenue from activities that produce non-passive income, or in which we determine not to deploy significant amounts of cash and/or XAUt for active purposes, our risk of becoming classified as a PFIC may substantially increase.

Because there are uncertainties in the application of the relevant rules, it is possible that the IRS may challenge our classification of certain income or assets as non-passive, or our valuation of our goodwill and other unbooked intangibles, each of which could cause us to become classified as a PFIC for the current or subsequent taxable years. If we are classified as a PFIC for any taxable year during which a U.S. Holder holds the Offered Securities, the PFIC rules discussed below will generally apply to such U.S. Holder for such taxable year, and unless the U.S. Holder makes certain elections, will apply in future taxable years even if we cease to be a PFIC.

If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of the Ordinary Securities and, in the case of Class A Ordinary Shares, the U.S. Holder did not make an applicable purging election or a mark-to-market election, such U.S. Holder would generally be subject to special and adverse rules with respect to (i) any gain recognized by the U.S. Holder on the sale or other disposition of its Ordinary Securities and (ii) any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the Class A Ordinary Shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the Class A Ordinary Shares).

Under these rules:

●	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the Ordinary Securities;

●	the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of our first taxable year in which we were a PFIC, will be taxed as ordinary income;

●	the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

●	an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder with respect to the tax attributable to each such other taxable year of the U.S. Holder.

If we are a PFIC and, at any time, have a non-U.S. subsidiary that is classified as a PFIC, a U.S. Holder would generally be deemed to own a portion of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if we (or our subsidiary) receive a distribution from, or dispose of all or part of the interest in, the lower-tier PFIC or the U.S. Holders otherwise were deemed to have disposed of an interest in the lower-tier PFIC. U.S. Holders are urged to consult their tax advisors regarding the tax issues raised by lower-tier PFICs.

QEF Election, Market-Market Election and Purging Election

In general, a U.S. Holder may avoid the adverse PFIC tax consequences described above in respect of such U.S. Holder’s Class A Ordinary Shares (but not Ordinary Warrants) by making and maintaining a timely and valid QEF election (if eligible to do so) to include in income its pro rata share of our net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the taxable year of the U.S. Holder in which or with which our taxable year ends.

A U.S. Holder may not make a QEF election with respect to its Ordinary Warrants. As a result, if a U.S. Holder sells or otherwise disposes of such Ordinary Warrants (other than upon exercise of such Ordinary Warrants for cash) and we were a PFIC at any time during the U.S. Holder’s holding period of such Ordinary Warrants, any gain recognized will generally be treated as an excess distribution, taxed as described above. If a U.S. Holder that exercises such Ordinary Warrants properly makes and maintains a QEF election with respect to the newly acquired Class A Ordinary Shares (or has previously made a QEF election with respect to Class A Ordinary Shares), the QEF election will apply to the newly acquired Class A Ordinary Shares. Notwithstanding such QEF election, the adverse tax consequences relating to PFIC shares, adjusted to take into account the current income inclusions resulting from the QEF election, will continue to apply with respect to such newly acquired Class A Ordinary Shares (which will generally be deemed to have a holding period for purposes of the PFIC rules that includes the period the U.S. Holder held the Ordinary Warrants), unless the U.S. Holder makes a purging election under the PFIC rules.

The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a PFIC Annual Information Statement, to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. U.S. Holders are urged to consult their tax advisors regarding the availability and tax consequences of a retroactive QEF election under their particular circumstances.

In order to comply with the requirements of a QEF election, a U.S. Holder must receive a PFIC Annual Information Statement from us. We have not determined whether we will provide U.S. Holders this information if we determine that we are or will become a PFIC.

Alternatively, if we are a PFIC and the Class A Ordinary Shares constitute “marketable stock,” a U.S. Holder may avoid the adverse PFIC tax consequences discussed above if such U.S. Holder, at the close of the first taxable year in which it holds (or is deemed to hold) the Class A Ordinary Shares, makes a mark-to-market election with respect to such shares for such taxable year. Such U.S. Holder will generally include for each of its taxable years as ordinary income the excess, if any, of the fair market value of its Class A Ordinary Shares at the end of such year over its adjusted basis in its Class A Ordinary Shares. The U.S. Holder also will recognize an ordinary loss in respect of the excess, if any, of its adjusted basis of its Class A Ordinary Shares over the fair market value of its Class A Ordinary Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s basis in its Class A Ordinary Shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of its Class A Ordinary Shares will be treated as ordinary income. Currently, a mark-to-market election may not be made with respect to Ordinary Warrants.

The mark-to-market election is available only for “marketable stock,” generally, stock that is regularly traded on a national securities exchange that is registered with the SEC, including NASDAQ (on which the Class A Ordinary Shares are listed), or on a non-U.S. exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. Moreover, a mark-to-market election made with respect to Class A Ordinary Shares would not apply to a U.S. Holder’s indirect interest in any lower tier PFICs in which we own shares. U.S. Holders should consult their tax advisors regarding the availability and tax consequences of a mark-to-market election with respect to the Class A Ordinary Shares under their particular circumstances.

A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder may have to file an IRS Form 8621 and such other information as may be required by the U.S. Treasury Department. Failure to do so, if required, will extend the statute of limitations until such required information is furnished to the IRS.

The rules dealing with PFICs are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of the Ordinary Securities should consult their tax advisors concerning the application of the PFIC rules to the Ordinary Securities under their particular circumstances.

Foreign Financial Asset Reporting, Information Reporting and Backup Withholding

Certain U.S. Holders are required to report information to the IRS relating to an interest in “specified foreign financial assets,” including shares issued by a non-U.S. corporation, for any year in which the aggregate value of all specified foreign financial assets exceeds an applicable threshold based on whether the U.S. Holder is an entity or an individual (and in the case of an individual, the threshold depends upon such individual’s filing status and whether the individual resides in the United States), subject to certain exceptions (including an exception for shares held in custodial accounts maintained with a U.S. financial institution). Generally, the Ordinary Securities would constitute “specified foreign financial assets.” Penalties may apply if a U.S. Holder is required to submit such information to the IRS and fails to do so.

Distributions with respect to our Class A Ordinary Shares and proceeds received from the sale, taxable exchange or other taxable disposition of the Ordinary Securities may be subject to information reporting to the IRS and possible backup withholding at a current rate of 24%. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification on IRS Form W-9 or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on IRS Form W-9.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder’s U.S. federal income tax liability, and a U.S. Holder may obtain a refund of any excess amounts withheld under the backup withholding rules, if the required information is timely furnished to the IRS.

U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

ENFORCEABILITY OF CIVIL LIABILITY UNDER U.S. SECURITIES LAWS

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We are incorporated under the laws of the Cayman Islands because of certain benefits associated with being a Cayman Islands corporation, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands has a less developed body of securities laws as compared to the United States and provides significantly less protection for investors than the United States. In addition, Cayman Islands companies may not have standing to sue before federal courts of the United States.

Substantially all of our assets are located in Hong Kong. In addition, a majority of our directors and officers are nationals or residents of Hong Kong and a majority of their assets are located outside the United States. As a result, it may be difficult for shareholders to effect service of process within the United States upon us or these persons, or to enforce against us or them judgments obtained in U.S. courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168, as our agent to receive service of process upon whom process may be served in any action brought against us under the securities laws of the United States.

Ogier, our Cayman Islands counsel, and Han Kun Law Offices LLP, our Hong Kong counsel, have advised us that there is uncertainty as to whether the courts of the Cayman Islands or Hong Kong would (i) recognize or enforce judgments of U.S. courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States or (ii) entertain original actions brought in the Cayman Islands or Hong Kong against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Ogier has further advised us that, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign judgment, without any re-examination or re-litigation of matters adjudicated upon, provided such judgment:

1.	is given by a foreign court of competent jurisdiction;

2.	imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given;

3.	is final and conclusive;

4.	is not in respect of taxes, a fine or a penalty;

5.	was not obtained by fraud; and

6.	is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

However, the Cayman Islands courts are unlikely to enforce a judgment obtained from the United States courts under civil liability provisions of the securities laws if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. As the courts of the Cayman Islands have yet to rule on making such a determination, it is uncertain whether such civil liability judgments from United States courts would be enforceable in the Cayman Islands. A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Han Kun Law Offices LLP has further advised us that that there is uncertainty as to whether the judgment of United States courts will be directly enforced in Hong Kong, as the United States and Hong Kong do not have a treaty or other arrangements providing for reciprocal recognition and enforcement of judgments of courts of the United States in civil and commercial matters. However, a foreign judgment may be enforced in Hong Kong at common law by bringing an action in a Hong Kong court since the judgment may be regarded as creating a debt between the parties to it, provided that the foreign judgment, among other things, is a final judgment conclusive upon the merits of the claim and is for a liquidated amount in a civil matter and not in respect of taxes, fines, penalties, or similar charges. Such a judgment may not, in any event, be so enforced in Hong Kong if (a) it was obtained by fraud; (b) the proceedings in which the judgment was obtained were opposed to natural justice; (c) its enforcement or recognition would be contrary to the public policy of Hong Kong; (d) the court of the United States was not jurisdictionally competent; or (e) the judgment was in conflict with a prior Hong Kong judgment.

LEGAL MATTERS

Certain legal matters as to U.S. federal and New York state law in connection with this offering will be passed upon for us by Loeb & Loeb LLP. The validity of the Class A Ordinary Shares offered in this offering and certain other legal matters as to Cayman Islands law will be passed upon for us by Ogier, our counsel as to Cayman Islands law. Legal matters as to Hong Kong law will be passed upon for us by Han Kun Law Offices LLP. Loeb & Loeb LLP may rely upon Ogier with respect to matters governed by Cayman Islands law and Han Kun Law Offices LLP with respect to matters governed by Hong Kong law.

EXPERTS

The consolidated financial statements of Aurelion Inc. (formerly known as “Prestige Wealth Inc.”) for the year ended September 30, 2022 are incorporated by reference in this prospectus and registration statement have been audited by Marcum Asia CPAs LLP, independent registered public accounting firm, as set forth in their reports appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as an expert in accounting and auditing. The office of Marcum Asia CPAs LLP is located at 7 Penn Plaza, Suite 830, New York, New York, 10001.

The consolidated financial statements of Aurelion Inc. (formerly known as “Prestige Wealth Inc.”) as of and for the years ended September 30, 2023 and 2024 are incorporated by reference in this prospectus and registration statement have been audited by Summit Group CPAs, P.C. (“SG CPA”, formerly known as “Yu Certified Public Accountant, P.C.”), independent registered public accounting firm, as set forth in their reports appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as an expert in accounting and auditing. The office of SG CPA is located at 99 Madison Avenue, Suite 601, New York, New York, 10016.

The consolidated financial statements of Wealth AI Pte. Ltd. as of and for the years ended September 30, 2023 and 2024 are incorporated by reference in this prospectus and registration statement have been audited by SG CPA, independent registered public accounting firm, as set forth in their reports appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as an expert in accounting and auditing. The office of SG CPA is located at 99 Madison Avenue, Suite 601, New York, New York, 10016.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Exchange Act, and in accordance with the Exchange Act, we file annual reports and other information with the SEC. Information we file with the SEC can be obtained over the internet on the SEC’s website at www.sec.gov.

This prospectus is part of a registration statement we have filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information on us and the securities being offered. Statements in this prospectus concerning any document that we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference the following documents:

●	our annual report on Form 20-F for the fiscal year ended September 30, 2024 filed with the SEC on February 13, 2025 (File No. 001-41734) and Amendment No. 1 to the Form 20-F filed with the SEC on April 28, 2025;

●	our report on Form 6-K for the Unaudited Interim Condensed Consolidated Financial Statements for the six-month period ended March 31, 2025 furnished with the SEC on September 19, 2025;

●	our report on Form 6-K for the audited financial statements of Wealth AI Pte. Ltd. for the fiscal years ended on September 30, 2023 and 2024, unaudited interim condensed consolidated financial statements of Wealth AI Pte. Ltd. for the six month period ended March 31, 2025 and unaudited pro forma financial information of the Company after giving effect to the consummation of acquisition of businesses of SPW Global Inc. and Wealth AI Pte Ltd. furnished with the SEC on September 19, 2025;

●	our reports of on Form 6-K furnished with the SEC on October 18, 2024, November 8, 2024, November 12, 2024, December 19, 2024, December 19, 2024, December 20, 2024, December 30, 2024, January 7, 2025, February 13, 2025, February 24, 2025, February 27, 2025, March 10, 2025, March 13, 2025, March 27, 2025, March 31, 2025, April 3, 2025, April 11, 2025, April 23, 2025, April 29, 2025, June 30, 2025, August 15, 2025, September 19, 2025, October 2, 2025, October 10, 2025, October 15, 2025, October 30, 2025, November 21, 2025, December 11, 2025 and December 15, 2025;

●	any future annual reports on Form 20-F filed with the SEC after the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus; and

●	any future reports on Form 6-K that we furnish to the SEC after the date of this prospectus that are identified in such reports as being incorporated by reference in this prospectus.

Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

Office Unit 6620B, 66/F,

The Center, 99 Queen’s Road Central,

Central, Hong Kong

Attention: Investor Relations

You should rely only on the information that we incorporate by reference or provide in this prospectus or in any applicable prospectus supplement. We have not authorized anyone to provide you with different information. We are not making any offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of those documents.

US$500,000,000

AURELION INC.

Class A Ordinary Shares

PROSPECTUS SUPPLEMENT

Cantor	Yorkville Securities	Canaccord Genuity	Cohen & Company Capital Markets

January 8, 2026